UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
Hudson Pacific Properties, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

April 1, 2016

Dear Fellow Stockholder:

On behalf of the Board of Directors of Hudson Pacific Properties, Inc., I cordially invite you to attend our Annual Meeting of Stockholders on Wednesday, May 18, 2016, at 11601 Wilshire Boulevard, Ninth Floor, Los Angeles, California 90025 at 1:00 p.m. (PDT).

The notice of meeting and proxy statement that follow describe the business we will consider at the meeting. We sincerely hope you will be able to attend the meeting. However, whether or not you are personally present, your vote is very important. We are pleased to offer multiple options for voting your shares. You may authorize a proxy by telephone, via the Internet or vote by mail or vote in person as described beginning on page 2 of the proxy statement.

Thank you for your continued support of Hudson Pacific Properties, Inc.

Sincerely yours,

Victor J. Coleman
Chief Executive Officer, President and Chairman of the Board of Directors

Hudson Pacific Properties, Inc.
11601 Wilshire Blvd., Ninth Floor
Los Angeles, California 90025
(310) 445-5700

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Please join us for the 2016 Annual Meeting of Stockholders of Hudson Pacific Properties, Inc., a Maryland corporation. The meeting will be held at 1:00 p.m. (PDT), on Wednesday, May 18, 2016, at 11601 Wilshire Boulevard, Ninth Floor, Los Angeles, California 90025.

At the 2016 Annual Meeting of Stockholders, our stockholders will consider and vote on the following matters:

(1)	The election of ten directors, each to serve until the next annual meeting of our stockholders and until his successor is duly elected and qualifies;

(2)	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

(3)	The advisory approval of the Company’s executive compensation for the fiscal year ended December 31, 2015, as more fully disclosed in the accompanying proxy statement; and

(4)	Any other business properly introduced at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You must own shares of Hudson Pacific Properties, Inc. common stock at the close of business on March 25, 2016, the record date for the 2016 Annual Meeting of Stockholders, or hold a proxy from such a record holder, to attend and vote at the Annual Meeting or at any adjournments or postponements of the Annual Meeting. If you plan to attend, please bring a picture I.D. and, if your shares are held in “street name” (i.e., through a broker, bank or other nominee), a copy of a brokerage statement reflecting your stock ownership as of the close of business on March 25, 2016. If your shares are held in “street name,” you will also need a duly authorized proxy from your broker, bank or other nominee to vote your shares at the Annual Meeting. Regardless of whether you will attend, please authorize your proxy electronically through the Internet or by telephone or by completing and mailing your proxy card so that your votes can be cast at the Annual Meeting in accordance with your instructions. For specific instructions on authorizing a proxy, please refer to the instructions on the proxy card. Authorizing a proxy in any of these ways will not prevent you from voting in person at the 2016 Annual Meeting of Stockholders if you are a stockholder of record as of the record date for the Annual Meeting or if you hold a proxy from a record holder.

By Order of the Board of Directors

Kay L. Tidwell
Executive Vice President, General Counsel and Secretary
Los Angeles, California
April 1, 2016

This Proxy Statement and accompanying proxy card are available beginning April 1, 2016 in connection with the solicitation of proxies by the Board of Directors of Hudson Pacific Properties, Inc. for use at the 2016 Annual Meeting of Stockholders, which we may refer to alternatively as the “Annual Meeting.” We may refer to ourselves in this Proxy Statement alternatively as the “Company,” “we,” “us” or “our” and we may refer to our Board of Directors as the “Board.” A copy of our Annual Report to Stockholders for the 2015 fiscal year, including financial statements, is being sent simultaneously with this Proxy Statement to each stockholder.

Important Notice Regarding Availability of Proxy Materials For the Stockholder Meeting to be Held on May 18, 2016: The Notice of Annual Meeting of Stockholders, the Proxy Statement and our 2015 Annual Report are available at http://www.edocumentview.com/HPP.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Where and when is the Annual Meeting? The Annual Meeting will be held at 1:00 p.m. (PDT) on Wednesday, May 18, 2016, at 11601 Wilshire Boulevard, Ninth Floor, Los Angeles, California 90025. We have made the materials related to the Annual Meeting available to you on the Internet, or upon your request, we have delivered printed copies of these materials to you by mail. These materials were first made available or sent to you on April 1, 2016.

What is the purpose of the Annual Meeting of Stockholders? At the Annual Meeting, stockholders will vote upon matters described in the Notice of Annual Meeting and this Proxy Statement—the election of directors, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, and the advisory approval of the Company’s executive compensation. In addition, once the business of the Annual Meeting is concluded, members of management will respond to questions raised by stockholders, as time permits.

Who can attend the Annual Meeting? All of our common stockholders of record as of the close of business on March 25, 2016, the record date for the Annual Meeting, or their duly appointed proxies, may attend the Annual Meeting. Because the New York Stock Exchange, or NYSE, is closed on March 25, 2016, if you own shares of our common stock as of the close of business on March 24, 2016, you generally will hold them as of the record date for the Annual Meeting. You should be prepared to present photo identification for admittance. Appointing a proxy in response to this solicitation will not affect a record stockholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of March 25, 2016 to gain admittance to the Annual Meeting. If your shares are held in “street name,” you will also need a duly authorized proxy from your broker, bank or other nominee to vote your shares at the Annual Meeting.

What am I voting on? At the Annual Meeting, you may consider and vote on:

(1)	the election of ten directors (each to serve until the next annual meeting of our stockholders and until his successor is duly elected and qualifies);

(2)	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

(3)	the advisory approval of the Company’s executive compensation for the fiscal year ended December 31, 2015, as more fully described in this Proxy Statement; and

(4)	any other business properly introduced at the Annual Meeting or any adjournment or postponement thereof.

What are the Board’s recommendations? The Board recommends a vote:

•	for the election of each nominee named in this Proxy Statement (see Proposal No. 1);

•	for ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (see Proposal No. 2); and

•	for the advisory approval of the Company’s executive compensation (see Proposal No. 3).

If you properly execute and return your proxy card but do not give other instructions, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board on each of the matters listed above.

Who may vote? You may vote if you were the record owner of shares of our common stock at the close of business on March 25, 2016, which is the record date for the Annual Meeting. Because the NYSE is closed on March 25, 2016, if you own shares of our common stock as of the close of business on March 24, 2016, you generally will hold them as of the record date for the Annual Meeting. You are entitled to cast one vote for as many individuals as there are directors to be elected at the Annual Meeting and to cast one vote on each other matter properly presented at the Annual Meeting or any adjournment or postponement thereof for each share of common stock you owned of record as of the record date. As of March 25, 2016, we had 90,007,397 shares of common stock outstanding.

Who counts the votes? A representative of Computershare, Inc. will tabulate the votes, and our Executive Vice President, General Counsel and Secretary, Kay L. Tidwell, will act as the inspector of the election.

Is my vote confidential? Yes, your proxy card, ballot and voting records will not be disclosed to us unless applicable law requires disclosure, you request disclosure, or your vote is cast in a contested election (which is not applicable in 2016). If you write comments on your proxy card, your comments will be provided to us, but how you voted will remain confidential.

What is quorum for the Annual Meeting? Stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum at the Annual Meeting. No business may be conducted at the Annual Meeting if a quorum is not present.

If a quorum is not present at the Annual Meeting, the chairman of the meeting may adjourn the Annual Meeting to another date, time or place, not later than 120 days after the original record date of March 25, 2016, without notice other than announcement at the meeting. We may also postpone, to a date not later than 90 days after the original record date, or cancel the Annual Meeting by making a public announcement of the postponement or cancellation before the time scheduled for the Annual Meeting.

What vote is required to approve an item of business at the Annual Meeting? To be elected as a director (Proposal No. 1), a nominee must receive the affirmative vote of a majority of all the votes cast “for” and “against” the election of such nominee in the election of directors.

To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal No. 2) and adopt the resolution regarding the advisory approval of executive compensation (Proposal No. 3), the affirmative vote of a majority of the votes cast on the proposal is required.

If you are a stockholder of record as of the record date for the Annual Meeting and you properly authorize a proxy (whether by Internet, telephone or mail) without specifying voting instructions on any given matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter. If you are a stockholder of record as of the record date for the Annual Meeting and you fail to authorize a proxy or attend the meeting and vote in person, assuming that a quorum is present at the Annual Meeting, it will have no effect on the result of the vote on any of the matters to be considered at the Annual Meeting.

If you hold your shares through a broker, bank or other nominee, under the rules of the NYSE, your broker or other nominee may not vote with respect to certain proposals unless you have provided voting instructions with respect to that proposal. A “broker non-vote” results when a broker, bank or other nominee properly executes and returns a proxy but indicates that the nominee is not voting with respect to a non-routine matter because the nominee lacks discretionary authority to vote the shares and the nominee has not received voting instructions from the beneficial owner. A broker non-vote is not considered a vote cast on a proposal; however, stockholders delivering a properly-executed proxy indicating a broker non-vote will be counted as present for purposes of determining whether a quorum is present.

If you hold your shares in a brokerage account, then, under NYSE rules and Maryland law:

•
With respect to Proposal No. 1 (Election of Directors), your broker, bank or other nominee is not entitled to vote your shares if no instructions are received from you. Broker non-votes, if any, will have no effect on the election of directors.

•	With respect to Proposal No. 2 (Ratification of Independent Registered Public Accounting Firm), your broker is entitled to vote your shares if no instructions are received from you.

•
With respect to Proposal No. 3 (Advisory Approval of Executive Compensation), your broker, bank or other nominee is not entitled to vote your shares if no instructions are received from you. Broker non-votes, if any, will have no effect on the result of the vote on this proposal.

Because an abstention is not a vote cast, if you instruct your proxy or broker to “abstain” on any matter, it will have no effect on the vote on any of the matters to be considered at the Annual Meeting. If you instruct your proxy or broker to “abstain” on any or all matters, you will still be counted as present for purposes of determining whether a quorum is present.

How do I vote? If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your common stock is held in the name of your broker, bank or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock.

If your common stock is held in your name, there are three ways for you to authorize a proxy:

•	If you received a paper copy of the proxy materials by mail, sign and mail the proxy card in the enclosed return envelope;

•	Call 1-800-652-VOTE (8683); or

•
Log on to the Internet at www.investorvote.com/HPP and follow the instructions at that site. The Web site address for authorizing a proxy by Internet is also provided on your notice at the Annual Meeting.

Telephone and Internet proxy authorizations will close at 1:00 a.m. (Central Time) on May 18, 2016. If you properly authorize a proxy, unless you indicate otherwise, the persons named as your proxies will vote your common stock: FOR the election of each of the nominees for election as directors named in this Proxy Statement; FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm; and FOR the advisory approval of the Company’s executive compensation.

If your common stock is held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your common stock describing how to provide voting instructions.

Even if you plan to attend the Annual Meeting, we recommend that you authorize a proxy in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I revoke my proxy? Yes, if your common stock is held in your name, you can revoke your proxy by:

•
Filing written notice of revocation before or at our Annual Meeting with our Executive Vice President, General Counsel and Secretary, Kay L. Tidwell, at the address shown on the front of this Proxy Statement;

•	Signing a proxy bearing a later date; or

•	Voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, by itself, revoke a properly executed proxy. If your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.

What happens if additional matters are presented at the Annual Meeting? Other than the three proposals described in this Proxy Statement, we are not aware of any business that may properly be introduced at the Annual Meeting. If any other matters are properly introduced for a vote at the Annual Meeting and if you properly authorize a proxy, the persons named as proxy holders will vote in their discretion on any such additional matters. As of the date of this Proxy Statement, our Board is not aware of any other individual who may properly be nominated for election as a director at the Annual Meeting or of any nominee who is unable or unwilling to serve as director. If any nominee named in this Proxy Statement is unwilling or unable to serve as a director, our Board may nominate another individual for election as a director at the Annual Meeting, and the persons named as proxy holders will vote for the election of any substitute nominee.

Who pays for this proxy solicitation? We will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies we solicit. Proxies may be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors and officers in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Where can I find corporate governance materials? Our Corporate Governance Guidelines and Code of Business Conduct and Ethics and the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are published on the Corporate Governance page of the Investor Relations section on our Web site at www.hudsonpacificproperties.com. (We are not including the other information contained on, or available through, our Web site as a part of, or incorporating such information by reference into, this Proxy Statement.)

INFORMATION ABOUT THE BOARD

PROPOSAL NO. 1
NOMINEES FOR ELECTION TO THE BOARD

At the Annual Meeting, our stockholders will be entitled to elect ten directors to serve until our next annual meeting of stockholders and until their respective successors are elected and qualify. The Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. In nominating candidates, the Board considers a diversified membership in the broadest sense, including persons diverse in experience, gender and ethnicity. The Board does not discriminate on the basis of race, color, national origin, gender, religion, disability, or sexual preference. Our director nominees were nominated by the Board based on the recommendation of the Nominating and Corporate Governance Committee, or the Governance Committee. They were selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, ability to make independent and analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry, ability to work collegially, and, in the case of two directors, also pursuant to the contractual rights granted to certain of our stockholders, as described below. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. All nominees are presently directors of Hudson Pacific Properties, Inc. and each of the nominees has consented, if elected as a director, to serve until his term expires.

On April 1, 2015, we and Hudson Pacific Properties, L.P., or our Operating Partnership, completed the acquisition of the EOP Northern California Portfolio, or the EOP Acquisition, from certain affiliates of The Blackstone Group L.P., or Blackstone. In connection with the EOP Acquisition, we entered into a stockholders agreement with Blackstone, which we refer to as the Stockholders Agreement. Pursuant to the Stockholders Agreement, on April 1, 2015, the number of directors on our Board increased from eight to eleven, and three director nominees designated by Blackstone—Messrs. Cohen, Nash and Schreiber—were elected as our directors. On January 13, 2016, Mr. Schreiber resigned from our Board, and Blackstone indicated that it would not designate an individual to replace him. Subsequently, the Board decreased its size to ten directors.
Your proxy holder will cast your votes for each of the Board’s nominees, unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder will vote for any substitute nominee proposed by the Board.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the ten nominees listed below.

Name	Age	Audit Committee	Compensation Committee	Governance Committee	Investment Committee
Victor J. Coleman*	54
Theodore R. Antenucci†	51	Member		Member	Member
Frank Cohen	43
Richard B. Fried†	47		Chairperson
Jonathan M. Glaser†	53	Member	Member
Robert L. Harris II†	57
Mark D. Linehan†	53	Chairperson			Member
Robert M. Moran, Jr.†	53			Chairperson	Member
Michael Nash	54
Barry A. Porter†	58		Member	Member
__________________
* Chief Executive Officer, President and Chairman of our Board of Directors.
† Independent within the meaning of applicable NYSE listing standards and SEC rules.

Victor J. Coleman serves as Chief Executive Officer, President and Chairman of our Board of Directors, and has been a member of the Board since our initial public offering, or IPO. Prior to the formation of our Company, Mr. Coleman founded and served as a managing partner of our predecessor, Hudson Capital, LLC, a private real estate investment company based in Los Angeles, California. In 1990, Mr. Coleman co-founded and led Arden Realty, Inc. as its President and Chief Operating Officer and as a director, taking that company public on the NYSE in 1996 and selling it to GE Real Estate, a division of General Electric Capital Corporation, in 2006. Mr. Coleman is an active community leader, and is on the Founding Board of Directors for the Ziman Center for Real Estate (from 2004 to the present) at the Anderson School, UCLA, and on the Boards of

Fisher Center for Real Estate and Urban Economics, Los Angeles Sports & Entertainment Commission and the Los Angeles Chapter of WPO. Mr. Coleman’s experience as a director also includes service on the board of other publicly traded real estate investment trusts, or REITs, such as Douglas Emmett, Inc. (from 2006 to 2009), and he currently serves as a trustee on the board of Kite Realty (since 2012). He holds a Master of Business Administration degree from Golden Gate University and a Bachelor of Arts in History from the University of California, Berkeley. Mr. Coleman was selected by our Board of Directors to serve as a director based on his deep knowledge of our Company and his experience in the real estate investment industry.

Theodore R. Antenucci has been a member of our Board since our IPO. As of March 2011, Mr. Antenucci serves as President and Chief Executive Officer of Catellus Development Corporation, a leading national land developer. Until June 2011, Mr. Antenucci was also President and Chief Investment Officer of ProLogis, as well as a member of its Executive Committee. ProLogis is a global provider of distribution facilities with over $32 billion in real estate assets under management. He also served on the Board of Directors for ProLogis European Properties, a public fund trading on the Euronext stock exchange in Amsterdam, from 2009 through June of 2011. Before joining ProLogis in September 2005, Mr. Antenucci served as President of Catellus Commercial Development Corp., and was responsible for all development, construction and acquisition activities. Additionally, Mr. Antenucci has served on the Board of Trustees of the Children’s Hospital Colorado Foundation since December of 2010. Mr. Antenucci was also appointed to the Board of Directors of Iron Mountain, Inc. in June of 2011. He earned a Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara. Mr. Antenucci was selected by our Board based on his experience as an executive and board member of a REIT and his extensive real estate and development expertise in the Southern California market. He is a member of the Audit, Governance and Investment Committees of our Board.

Frank Cohen has served as a member of our Board of Directors since April 1, 2015. He is a Senior Managing Director of Blackstone and the global head of Core+ Real Estate, as well as a member of the Real Estate Investment Committee of Blackstone Real Estate Advisors. Since joining Blackstone in 1996, Mr. Cohen has been involved in over $100 billion of real estate transactions across all property types. Mr. Cohen has played a key role in many of the firm’s notable investments, including the public to private acquisitions of Equity Office Properties Trust, CarrAmerica Realty Corporation and Trizec Properties, and was also responsible for the formation of IndCor and its industrial investment strategy. Mr. Cohen serves as a director for several Blackstone portfolio companies, including Equity Office Properties Trust. Mr. Cohen is active in several real estate industry organizations, including as a trustee of the Urban Land Institute and the Kellogg Real Estate Advisory Board and the WCAS Board of Visitors, both at Northwestern University. Mr. Cohen received a Bachelor of Arts from Northwestern University, where he graduated from the Honors Program in Mathematical Methods in the Social Sciences, with a double major in Political Science. Mr. Cohen was appointed pursuant to Blackstone’s contractual rights contained in the Stockholder Agreement. Our Board of Directors believes that Mr. Cohen is qualified to serve as a director based on his role with Blackstone, our largest stockholder, and based on his experience in the real estate industry.

Richard B. Fried has been a member of our Board of Directors since our IPO. His selection as a member of our Board was made in connection with the negotiation of our formation transactions. Mr. Fried is currently a Managing Member and co-head of the real estate group at Farallon Capital Management, L.L.C., an investment management company that he has been with since 1995. Mr. Fried also currently serves as a Board Member of Beneficial State Bank, a position he has held since the bank’s inception in 2007. Previously, Mr. Fried was a Vice President in acquisitions for Security Capital Industrial Trust (now called ProLogis), a REIT specializing in industrial properties. Mr. Fried has also worked as an associate in capital markets at JMB Institutional Realty Corporation. Mr. Fried graduated from the University of Pennsylvania with a Bachelor of Science degree in Economics and a Bachelor of Arts degree in History. Our Board has determined that Mr. Fried should serve as a director based on his role with Farallon, one of our largest stockholders, and based on his experience in the real estate investment industry. Mr. Fried serves as Chair of the Compensation Committee of our Board, or the Compensation Committee.

Jonathan M. Glaser has been a member of our Board of Directors since our IPO. Mr. Glaser has been Managing Member of JMG Capital Management LLC since he founded the company in 1992. JMG Capital Management LLC is the General Partner of JMG Capital Partners, L.P., an investment limited partnership that has been a leader in various capital market strategies, private placements and additional financing strategies. Prior to founding JMG, Mr. Glaser was a member floor trader on both the American Stock Exchange and Pacific Stock Exchange. Mr. Glaser received a Juris Doctor degree from the Boalt Hall School of Law at the University of California, Berkeley, as well as a Bachelor of Arts degree from the University of California, Berkeley. Our Board of Directors has determined that Mr. Glaser should serve as a director based on his capital markets expertise, as well as his extensive experience in portfolio management, financial oversight and directorship service. Mr. Glaser is a member of our Compensation Committee and our Audit Committee.

Robert L. Harris II has been a member of our Board of Directors since December 15, 2014. He is currently a member of the Office of the Chairman of Acacia Research Corporation, where he has served as a director since 2000 and as President from 2000 to 2012, and most recently as Executive Chairman of the Board from 2012 to 2016. Mr. Harris previously served as

President and a director of Entertainment Properties Trust, a publicly traded entertainment, recreation and specialty real estate company which Mr. Harris founded, from 1997 to 2000. From 1993 to 1997, he led the International Division and served as Senior Vice President of AMC Entertainment. From 1984 to 1992, Mr. Harris served as President of Carlton Browne and Company, Inc., a holding company and trust with assets in real estate, insurance and financial services. He has also served on the boards of the George L. Graziadio School of Business and Management at Pepperdine University, CombiMatrix Corporation, True Religion Brand Jeans, the USA Volleyball Foundation and Imperial Bancorp. Our Board of Directors has determined that Mr. Harris should serve as a director on our Board based on his experience with REITs and as a member of senior management at both publicly traded and privately held companies.

Mark D. Linehan has been a member of our Board of Directors since our IPO. Mr. Linehan has served as President and Chief Executive Officer of Wynmark Company since he founded the company in 1993. Wynmark Company is a private real estate investment and development company with interests in properties in California, Nevada, Oregon and Montana. Prior to founding Wynmark Company, Mr. Linehan was a Senior Vice President with the Trammell Crow Company in Los Angeles, California. Before that, Mr. Linehan was with Kenneth Leventhal & Co. (now Ernst & Young LLP), a Los Angeles-based public accounting firm. He currently serves on the board of Condor Hospitality Trust, a publicly traded REIT. In addition, Mr. Linehan is actively involved with the community through his service on the boards of the UC Santa Barbara Foundation, the National Cowboy and Western Heritage Museum, and Direct Relief, as well as his previous board memberships with the Signet Corporation and the Camino Real Park Foundation. Mr. Linehan received a Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara and is a Certified Public Accountant. Mr. Linehan was selected by our Board based on his extensive experience in real estate investment and development as well as his expertise in accounting matters. Mr. Linehan is the chair of our Audit Committee and is a member of our Investment Committee.

Robert M. Moran, Jr. has served as a member of our Board of Directors since our IPO. Mr. Moran co-founded and co-owns FJM Investments LLC, a private real estate investment company that owns interest in properties in the western United States and British Columbia, Canada. Previously, Mr. Moran developed his extensive experience in real estate investment activities at Westridge Investments, LLC and as Chief Investment Officer of Cornerstone Properties, Inc. He also served as a partner at William Wilson & Associates, as well as the Director of Acquisitions in four real estate opportunity funds resulting in the $1.2 billion sale to Cornerstone Properties, Inc. In addition, Mr. Moran has significant experience in real estate lending, having worked at Travelers Insurance, Wells Fargo Bank, Manufacturers Hanover and Chemical Bank. Mr. Moran received his Bachelor of Arts in Economics from Stanford University. Our Board of Directors has determined that Mr. Moran should serve as a director on our Board based on his familiarity with the Northern California real estate market and his experience with REITs and public companies. Mr. Moran is the chair of our Governance Committee and a member of the Investment Committee.

Michael Nash has served as a member of our Board of Directors since April 1, 2015. Mr. Nash is a Senior Managing Director of Blackstone and Co-Founder and Global Chairman of Blackstone Real Estate Debt Strategies. Based in New York, he is also a member of the Real Estate Investment Committee for both Blackstone Real Estate Debt Strategies and Blackstone Real Estate Advisors. Mr. Nash also serves as Executive Chairman of Blackstone Mortgage Trust, a NYSE-listed REIT, and is the Chief Executive Officer and Chairman of the Board of the Blackstone Real Estate Income Funds, a consortium of registered closed-end funds. Mr. Nash is a past board member of La Quinta Holdings Inc. and Landmark Apartment Trust of America, Inc. Prior to joining Blackstone, Mr. Nash was with Merrill Lynch from 1997 to 2007 where he led the firm’s Real Estate Principal Investment Group—Americas. He received a Bachelor of Science degree in Accounting from State University of New York at Albany, as well as a Masters of Business Administration in Finance from the Stern School of Business at New York University. Mr. Nash was appointed to our Board pursuant to Blackstone’s contractual rights contained in the Stockholders Agreement. Our Board of Directors believes that Mr. Nash is qualified to serve as a director based on his role with Blackstone, our largest stockholder, and based on his experience in the real estate industry.

Barry A. Porter has served as a member of our Board of Directors since our IPO. Mr. Porter co-founded Clarity Partners L.P. in 2000 and has served as a Managing General Partner of the partnership since then. Clarity Partners L.P. is a private equity firm focused exclusively on investments in media, communications and business services. In 2005, Mr. Porter co-founded KAILAI Investments (formerly known as Clarity China L.P.), a private equity firm specializing in investments in growth companies in the Greater China region. He serves on the Investment Committee of that partnership, which has also invested in real estate in China. Prior to co-founding Clarity Partners, Mr. Porter held senior executive positions at Global Crossing, a company he co-founded in 1997 that was involved in the international fiber optic telecommunications business. Before that, Mr. Porter was a Managing Director at Pacific Capital Group, a firm he joined after serving as a Senior Managing Director in the investment banking group of Bear, Stearns & Co. Inc. In addition, Mr. Porter worked as an attorney at the Los Angeles firm of Wyman, Bautzer, Rothman, Kuchel and Silbert. He received his Juris Doctor and Master of Business Administration degrees from the University of California, Berkeley, and graduated from the Wharton School of Business, where he earned a Bachelor of Science degree with dual majors in Finance and Political Science. Mr. Porter was selected by our Board of Directors to serve as a director based on his expertise in public companies, capital markets, and his accounting and financial background. Mr. Porter is a member of our Compensation Committee and our Governance Committee.

2015 NON-EMPLOYEE DIRECTOR COMPENSATION

Our Board has approved a compensation program for our non-employee directors (the “Director Compensation Program”), which governed our 2015 non-employee director compensation. This program is intended to fairly compensate our directors for the time and effort necessary to serve on the Board.

In 2015, the Director Compensation Program amounts included (i) annual cash retainers of $65,000 and (ii) annual grants of restricted stock or cash awards valued (as of the date of grant) at $90,000.

Non-employee directors who served as chairs of the Audit, Compensation and Governance Committees receive additional annual cash retainers of $25,000, $15,000 and $10,000, respectively, and non-employee directors who serve as non-chair members of the Audit, Compensation and Governance Committees receive additional annual cash retainers of $12,500, $7,500 and $7,500, respectively. In addition, our Lead Independent Director receives an additional $25,000 annual cash retainer. All cash retainers are paid in quarterly installments in arrears in conjunction with quarterly meetings of the Board.

Non-employee directors, other than those designated by Blackstone (who we refer to as the Blackstone directors), are permitted to elect to receive up to 100% of their annual and/or committee cash retainers in the form of fully vested shares, payable on a current or deferred basis (pursuant to our Director Stock Plan). We also reimburse each of our non-employee directors for travel expenses incurred in connection with attendance at full Board and committee meetings.

Awards of restricted stock granted in 2015 as part of the annual retainer vest ratably as to one-third of the shares covered by the grant on each of the first three anniversaries of May 20, 2015, the date of our 2015 annual meeting of stockholders, subject to the non-employee director’s continued service on our Board. In lieu of these restricted stock awards, the Blackstone directors received cash awards with an equivalent value. These cash awards vest pursuant to the same schedule as the restricted stock awards granted to the other non-employee directors. Pursuant to Blackstone’s policies, all compensation payable to the Blackstone directors is paid to Blackstone.

The following table provides additional detail regarding the 2015 compensation of our non-employee directors:

2015 Non-Employee Director Compensation

Name(1)	Fee Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Theodore R. Antenucci	100,000	90,000	190,000
Frank Cohen	32,500	—	32,500
Richard B. Fried	80,000	90,000	170,000
Jonathan M. Glaser	132,500(4)	90,000	222,500
Robert L. Harris II	71,370	90,000	161,370
Mark D. Linehan	112,500(4)	90,000	202,500
Robert M. Moran, Jr.	90,000	90,000	180,000
Michael Nash	32,500	—	32,500
Barry A. Porter	95,000(4)	90,000	185,000
John Schreiber(5)	32,500	—	32,500
Patrick Whitesell(6)	—	—	—
__________________

(1)
Mr. Coleman, our Chief Executive Officer, is not included in this table as he was an employee of the Company in 2015 and did not receive compensation for his services as a director. All compensation paid to Mr. Coleman for the services he provided to us in 2015 is reflected in the Summary Compensation Table.

(2)
Reflects cash retainer fees actually paid in 2015. In addition to the cash retainer fees, each of Messrs. Cohen, Schreiber and Nash was granted a cash award with a value of $90,000, which will vest in three equal annual installments on each of the first three anniversaries of May 20, 2015, subject to continued service on our Board through the applicable vesting dates.

(3)
Each non-employee director serving on our Board on May 20, 2015, the date of our annual stockholders’ meeting in 2015, received a grant of restricted stock valued at $90,000 on the grant date, with the number of shares determined by dividing $90,000 by the closing price of our common stock on the grant date. Each restricted stock award will vest, and the restrictions thereon will lapse, in three equal annual installments on each of the first three anniversaries of May 20, 2015, subject to continued service on our Board through the applicable vesting dates. Amounts reflect the full grant-date fair value of restricted stock awards granted with respect to services performed in 2015 computed in accordance with ASC Topic 718, Compensation—Stock Compensation, or ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to directors in Notes 2 and 9 to the consolidated financial statements contained in our Annual Report on Form 10-K, filed on February 26, 2016. As of December 31, 2015, Messrs. Antenucci, Fried, Glaser, Linehan, Moran, and Porter each held 6,110 shares of our restricted common stock and Mr. Harris held 3,824 shares of our restricted common stock. None of our other directors held any shares of our restricted common stock.

(4)
Pursuant to our Director Stock Plan, Messrs. Glaser, Linehan and Porter elected to receive, on a non-deferred basis, all of their non-committee cash retainer fees earned in 2015 in the form of fully-vested shares of our common stock having an equal value (as of the grant date) to the amount otherwise payable in cash. Mr. Linehan revoked this election in the fourth quarter of 2015, and therefore received his non-committee retainer fees in cash for that quarter.

(5)	Mr. Schreiber resigned from our Board in January 2016.

(6)	Mr. Whitesell resigned from our Board in March 2015.

2016 Non-Employee Director Compensation Program

All components of the revised Director Compensation Program described above are expected to continue in effect in 2016.

Ownership Guidelines

We have adopted stock ownership guidelines for our non-employee directors, other than the Blackstone directors, pursuant to which they are required to hold a number of shares of Company stock having a market value equal to or greater than two times their annual cash retainer. Our non-employee directors, other than the Blackstone directors, had four years from the date of adoption of the guidelines (in December 2011) to meet the stock ownership requirements, or in the case of a new non-employee director, four years from the commencement of his or her election to the Board. All of our directors are in compliance with these guidelines.

BOARD STRUCTURE, LEADERSHIP AND RISK MANAGEMENT

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our Board of Directors is not staggered, with each of our directors subject to election annually;

•
of the ten persons who serve on our Board of Directors, our Board of Directors has determined that seven, or 70%, of our directors satisfy the independence standards of the NYSE Listed Company Manual and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act;

•
at least one of our directors qualifies as an “audit committee financial expert” under applicable SEC rules and all committee members are independent under applicable NYSE and SEC rules for committee membership;

•	our bylaws provide that our directors are elected by a majority voting standard in uncontested elections of directors;

•
we have opted out of the control share acquisition statute in the Maryland General Corporation Law, or the MGCL, and have exempted from the business combination provisions of the MGCL any business combination that is first approved by our Board of Directors, including a majority of our disinterested directors; and

•	we do not have a stockholder rights plan.

Pursuant to the Stockholders Agreement, on April 1, 2015, the number of directors on our Board increased from eight to eleven directors, and three director nominees designated by Blackstone, Messrs. Cohen, Nash and Schreiber, were elected as our directors. Pursuant to the Stockholders Agreement, Blackstone also designated Messrs. Cohen, Nash and Schreiber as nominees for election as directors at our 2015 annual meeting of stockholders. All three were elected to serve as directors. On January 13, 2016, Mr. Schreiber resigned from our Board. Blackstone indicated that it would not designate an individual to replace him. Subsequently, the Board decreased its size to ten directors.
Subject to certain exceptions, Blackstone has the right to designate three of our nominees for election as directors for so long as Blackstone continues to beneficially own, in the aggregate, more than 50% of the aggregate 63,474,791 shares of our common stock and common units of partnership interest in our Operating Partnership issued to Blackstone on April 1, 2015, or the “Equity Consideration.” If Blackstone’s beneficial ownership of the Equity Consideration decreases, then the number of director nominees that Blackstone has the right to designate will be reduced (i) to two, if Blackstone beneficially owns at least 30% but less than or equal to 50% of the Equity Consideration, and (ii) to one, if Blackstone beneficially owns at least 15% but less than 30% of the Equity Consideration. The Board nomination rights of Blackstone will terminate when Blackstone beneficially owns less than 15% of the Equity Consideration or upon written notice of waiver or termination of such rights by Blackstone. So long as Blackstone retains the right to designate at least one nominee to the Board, we may not increase the total number of directors comprising the Board to more than twelve persons without the prior written consent of Blackstone.
In addition, Blackstone has agreed that, as long as it owns at least 15% of the Equity Consideration, it will authorize a proxy to vote in favor of the Board’s nominees for election as directors (including any nominees designated by Blackstone) in any slate of nominees which includes Blackstone’s nominees.
Our directors stay informed about our business by attending meetings of our Board of Directors and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS

Our non-management directors meet without management present each time the full Board convenes for a regularly scheduled meeting. If the Board convenes for a special meeting, the non-management directors will meet in executive session if circumstances warrant. Jonathan M. Glaser, one of our independent directors, is our Lead Independent Director, and presides over executive sessions of the Board.

The Board welcomes communications from stockholders. For information on how to communicate with our independent directors, please refer to the information set forth under the heading “—Communications with the Board.”

BOARD MEETINGS

The Board held five regularly scheduled and special meetings during 2015 to review significant developments, engage in strategic planning and act on matters requiring Board approval. Each incumbent director attended or participated in an aggregate of at least 75 percent of the Board meetings, and the meetings of committees on which he served, during the period that he served in 2015. The Board also acted by unanimous consent on nine occasions.

BOARD COMMITTEES

Our Board of Directors has established four standing committees: an Audit Committee, a Compensation Committee, a Governance Committee and an Investment Committee. The principal functions of each committee are briefly described below. We comply with the listing requirements of the NYSE, as amended or modified from time to time, and applicable SEC rules with respect to each of these committees and each of these committees is comprised exclusively of independent directors. Our Board of Directors may from time to time establish other committees to facilitate the management of our company.

The Audit Committee, Compensation Committee and Governance Committee charters are available in the Corporate Governance section of the Investor Relations page on our Web site at www.hudsonpacificproperties.com.

Audit Committee

Our Audit Committee consists of three of our independent directors. We have determined that the Chairman of our Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC rules and NYSE corporate governance listing standards. Our Board of Directors has determined that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards. We have adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements and financial reporting process;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our overall risk profile.

The Audit Committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the Audit Committee report required by SEC regulations to be included in our annual proxy statement. Mr. Linehan is Chairman, as well as our Audit Committee Financial Expert, and Messrs. Antenucci and Glaser are members of the Audit Committee. During 2015, the Audit Committee met a total of four times.

Compensation Committee

Our Compensation Committee consists of three of our independent directors. We adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	producing a report on executive compensation to be included in our annual proxy statement;

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors; and

•	considering the independence of its compensation advisers.

The Compensation Committee may delegate its responsibilities to a subcommittee of the Compensation Committee, provided that such responsibilities do not pertain to matters involving executive compensation or certain matters determined to involve compensation intended to constitute “qualified performance-based compensation” pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Mr. Fried is Chairman and Messrs. Glaser and Porter are members of the

Compensation Committee. During 2015, the Compensation Committee met four times, and acted by unanimous consent on two occasions.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, or Governance Committee, consists of three of our independent directors. We adopted a Nominating and Corporate Governance Committee charter, which details the principal functions of the Governance Committee, including:

•
identifying and recommending to the full Board of Directors qualified candidates for election as directors to fill vacancies on the Board and recommending nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the Board of Directors corporate governance guidelines and implementing and monitoring such guidelines;

•	reviewing and making recommendations on matters involving the general operation of the Board of Directors, including Board size and composition, and committee composition and structure;

•	recommending to the Board of Directors nominees for each committee of the Board of Directors;

•
annually facilitating the assessment of the Board of Directors’ performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

•	overseeing the Board of Directors’ evaluation of the performance of management.

Mr. Moran is Chairman and Messrs. Antenucci and Porter are members of the Governance Committee. During 2015, our Governance Committee held two meetings, and acted by unanimous consent on one occasion.

Investment Committee

Our Investment Committee consists of three of our independent directors. The Investment Committee is tasked with reviewing and recommending acquisition strategies to the full Board and approving the acquisition of certain assets with a purchase price above $125,000,000 and up to the dollar thresholds set by the Board. The Investment Committee may also review and make recommendations to the full Board on acquisition and investment transactions that exceed the Investment Committee’s approval authority.

Messrs. Antenucci, Linehan and Moran are members of the Investment Committee. The Investment Committee did not have occasion to meet in 2015.

AUDIT COMMITTEE REPORT

The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

Although the Audit Committee of the Board of Directors (the “Audit Committee”) oversees our financial reporting process on behalf of the Board of Directors (the “Board”) of Hudson Pacific Properties, Inc., a Maryland corporation, consistent with the Audit Committee’s written charter, management has the primary responsibility for preparation of our consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management.

The Audit Committee has reviewed and discussed with management and our independent registered public accounting firm, Ernst & Young LLP, our December 31, 2015 audited financial statements. Prior to the commencement of the audit, the Audit Committee discussed with our management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.

In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm its independence from us and considered the compatibility of non-audit services with its independence.

Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Mark D. Linehan
Theodore R. Antenucci
Jonathan M. Glaser

CORPORATE GOVERNANCE

CODE OF BUSINESS CONDUCT AND ETHICS

Our Board of Directors established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the Code to appropriate persons identified in the Code; and

•	accountability for adherence to the Code of Business Conduct and Ethics.

Any waiver of the Code of Business Conduct and Ethics for our executive officers or directors must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law or NYSE regulations.

The Audit Committee, Compensation Committee and Governance Committee charters, along with the Code of Business Conduct and Ethics and Corporate Governance Guidelines, are available in the Corporate Governance section of the Investor Relations page on our Web site at www.hudsonpacificproperties.com. In addition, these documents also are available in print to any stockholder who requests a copy from our Investor Relations Department at Hudson Pacific Properties, Inc., 11601 Wilshire Blvd., Ninth Floor, Los Angeles, California 90025, or by email at ir@hudsonppi.com. In accordance with the Corporate Governance Guidelines, the Board and each of the Compensation Committee, Audit Committee and Governance Committee conducts an annual performance self-assessment with the purpose of increasing effectiveness of the Board and its committees. (The Company’s Web site address provided above and elsewhere in this Proxy Statement is not intended to function as a hyperlink, and the information on the Company’s Web site is not and should not be considered part of this Proxy Statement and is not incorporated by reference herein.)

BOARD LEADERSHIP STRUCTURE

Our Board of Directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. Our Board of Directors understands that no single approach to board leadership is universally accepted and that the appropriate leadership structure may differ depending on the size, industry, operations, history and culture of a company.

Our Board of Directors currently believes that our existing leadership structure—under which our Chief Executive Officer serves as Chairman of the Board of Directors and the Lead Independent Director assumes specific responsibilities on behalf of the independent directors—is effective, provides the appropriate balance of authority between those who oversee the Company and those who manage it on a day-to-day basis, and achieves the optimal governance model for us and for our stockholders. Mr. Coleman’s knowledge of the issues, opportunities and risks facing us, our business and our industry renders him best positioned among our directors to fulfill the Chairman's responsibility to develop agendas that focus the time and attention of our Board of Directors on the most critical matters. The independent members of our Board of Directors have selected Mr. Glaser to serve as Lead Independent Director, whose specific responsibilities include presiding over portions of regularly scheduled meetings at which only our independent directors are present, serving as a liaison between the Chairman and the independent directors, and performing such additional duties as our Board of Directors may otherwise determine and delegate.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors administers this oversight function directly, with support from three of its standing committees, the Audit Committee, the Governance Committee and the Compensation Committee, each of which addresses risks specific to their respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.
Our Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2015, the members of our Compensation Committee were Richard B. Fried, Jonathan M. Glaser and Barry A. Porter. None of Messrs. Fried, Glaser or Porter has ever been an officer or employee of our Company or any of our subsidiaries. During 2015, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board.

COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties may write to the entire Board or any of its members at Hudson Pacific Properties, Inc., c/o Kay L. Tidwell, Executive Vice President, General Counsel and Secretary, 11601 Wilshire Blvd., Ninth Floor, Los Angeles, California 90025. Stockholders and other interested parties also may e-mail the Chairperson, the entire Board or any of its members c/o kay@hudsonppi.com. The Board may not be able to respond to all stockholder inquiries directly. Therefore, the Board has developed a process to assist it with managing inquiries.

The General Counsel will perform a legal review in the normal discharge of her duties to ensure that communications forwarded to the Chairperson, the Board or any of its members preserve the integrity of the process. While the Board oversees management, it does not participate in day-to-day management functions or business operations, and is not normally in the best position to respond to inquiries with respect to those matters. For example, items that are unrelated to the responsibilities of the Board such as spam, junk mail and mass mailings, ordinary course disputes over fees or services, personal employee complaints, business inquiries, new product or service suggestions, résumés and other forms of job inquiries, surveys, business solicitations or advertisements will not be forwarded to the Chairperson or any other director. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Chairperson or any other director and will not be retained.

Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and made available to the Chairperson and any other independent director on request. The independent directors grant the General Counsel discretion to decide what correspondence will be shared with our management and specifically instruct that any personal employee complaints be forwarded to our Human Resources Department. If a response on behalf of the Board is appropriate, we gather any information and documentation necessary for answering the inquiry and provide the information and documentation as well as a proposed response to the appropriate directors. We also may attempt to communicate with the stockholder for any necessary clarification. Our General Counsel (or her designee) reviews and approves responses on behalf of the Board in consultation with the applicable director, as appropriate.

Certain circumstances may require that the Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter. Nevertheless, the Board considers stockholder questions and comments important, and endeavors to respond promptly and appropriately.

NOMINATION PROCESS FOR DIRECTOR CANDIDATES

The Governance Committee is, among other things, responsible for identifying and evaluating potential candidates and recommending candidates to the Board for nomination. The Governance Committee is governed by a written charter, a copy of which is published in the Corporate Governance section of the Investor Relations page of our Web site at www.hudsonpacificproperties.com.

The Governance Committee regularly reviews the composition of the Board and whether the addition of directors with particular experiences, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy, or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the Governance Committee initiates a search. As a part of the search process, the Governance Committee may consult with other directors and members of senior management, and may hire a search firm to assist in identifying and evaluating potential candidates.

When considering a candidate, the Governance Committee reviews the candidate’s experiences, skills and characteristics. The Governance Committee also considers whether a potential candidate would otherwise qualify for membership on the Board, and whether the potential candidate would likely satisfy the independence requirements of the NYSE as described below.

Pursuant to the Stockholders Agreement, Blackstone is entitled to designate up to three of our nominees for election as directors at the Annual Meeting as discussed above under “Information about the Board-Board Structure, Leadership and Risk Management.” Following the resignation of Mr. Schreiber, however, Blackstone indicated that it did not intend to designate an individual to replace him, and the Board voted to decrease the number of directors to ten. In addition, pursuant to our employment agreement with Mr. Coleman discussed below under “Compensation Discussion and Analysis—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2015 Table—Employment Agreements,” we are required to nominate Mr. Coleman for election as a director during his employment term.
Candidates are selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent, analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry, and an ability to work collegially. Other factors include having members with various and relevant career experience and technical skills, and having a Board that is, as a whole, diverse. Where appropriate, we will conduct a criminal and background check on the candidate. In addition, at least a majority of the Board must be independent as determined by the Board under the guidelines of the NYSE listing standards, and at least one member of the Board should have the qualifications and skills necessary to be considered an “Audit Committee Financial Expert” under Section 407 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), as defined by the rules of the SEC.

All potential candidates are interviewed by our Chief Executive Officer and Chairman of the Board, and Governance Committee Chairperson, and, to the extent practicable, the other members of the Governance Committee, and may be interviewed by other directors and members of senior management as desired and as schedules permit. In addition, the General Counsel conducts a review of the director questionnaire submitted by the candidate and, as appropriate, a background and reference check is conducted. The Governance Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, or add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

Stockholders may recommend candidates to our Board. Any recommendation should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. All recommendations for nomination received by the Corporate Secretary will be presented to the Governance Committee for its consideration. See “Communications with the Board” on page 14 for more information.

AUDIT COMMITTEE FINANCIAL EXPERTS

Our Board has determined that Mr. Linehan qualifies as an “audit committee financial expert,” as this term has been defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K. Messrs. Linehan, Antenucci and Glaser were each determined by our Board to be “financially literate” in accordance with SEC rules, including based on their prior experience: Mr. Antenucci has a Bachelor of Arts degree in Business Economics, and Mr. Glaser has extensive experience in financial oversight.

Our Board determined that Mr. Linehan qualifies as an “audit committee financial expert” as a result of the following relevant experience, which forms of experience are not listed in any order of importance and were not assigned any relative weights or values by our Board in making such determination:

•	Mr. Linehan received a Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara.

•	Mr. Linehan is a Certified Public Accountant.

•	Mr. Linehan was previously employed by Kenneth Leventhal & Co. (now Ernst & Young LLP), a Los Angeles-based public accounting firm.

•	Mr. Linehan has served as President and Chief Executive Officer of Wynmark Company since he founded the company in 1993.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee’s policy is to pre-approve all significant audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Ernst & Young LLP’s fees for the fiscal years ended December 31, 2015 and 2014 were as follows (in thousands):

	Fiscal Year Ended December 31,
	2015	2014
Audit Fees	$1,613	$985
Audit-Related Fees	18	—
Tax Fees	812	683
All Other Fees	—	—
Total Fees	$2,443	$1,668

A description of the types of services provided in each category is as follows:

Audit Fees—Includes audit of our annual financial statements; review of our quarterly reports on Form 10-Q; and audits performed, issuance of consents, issuance of comfort letters as part of underwriters’ due diligence, review of various registration statements, and Form 8-K filings.

Audit-Related Fees—Includes research and analysis on accounting matters performed in conjunction with the audit.

Tax Fees—Includes recurring tax compliance (returns, E&P, etc.) and research and analysis on various items including the EOP Acquisition, transfer pricing and the 1455 Market Joint Venture.

All of the services performed by Ernst & Young LLP for the Company during 2015 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

BOARD ATTENDANCE AT ANNUAL MEETING OF STOCKHOLDERS

While the Board understands that there may be situations that prevent a director from attending an annual meeting of stockholders, the Board strongly encourages all directors to make attendance at all annual meetings of stockholders a priority. All of our directors attended our 2015 annual meeting of stockholders in person or participated by telephone conference.

OTHER COMPANY PROPOSALS

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2016. During 2015, Ernst & Young LLP served as our independent registered public accounting firm and reported on our consolidated financial statements for that year.

We expect that representatives of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification at the Annual Meeting with a view towards soliciting stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If Ernst & Young LLP’s selection is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of another independent registered accounting firm. The Audit Committee may terminate Ernst & Young LLP’s engagement as our independent registered public accounting firm without the approval of our stockholders whenever the Audit Committee deems termination appropriate.

The Board of Directors unanimously recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

PROPOSAL NO. 3
ADVISORY APPROVAL OF EXECUTIVE COMPENSATION (“SAY-ON-PAY VOTE”)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC. Our Board has decided that we will hold an annual advisory vote to approve the compensation of named executive officers (a “say-on-pay proposal”), in light of the fact that a substantial majority of the votes cast at our annual stockholders’ meeting held in June 2011 were voted in favor of holding an annual advisory vote. Our next vote on a say-on-pay proposal after the vote on Proposal No. 3 at the Annual Meeting is expected to be held at our annual meeting in 2017.

Executive Summary

We have always believed that our executive compensation program emphasizes pay-for-performance and aligns our executives’ interests with those of our stockholders. A significant portion of our executives’ cash compensation is variable, at risk and tied to the short-term success of the Company. In addition, our long-term equity award program has been and continues to be a substantial component of our executive compensation program, and annual restricted stock and multi-year performance awards motivate our executives to lead the Company to achieve long-term financial goals that are expected to result in increased stockholder value.

2015 Business Highlights

During 2015, the executive officers led the Company to achieve strong operational and financial results, including the following:

•
Achieved funds from operations (“FFO”) per diluted share (as defined under applicable performance criteria) equal to $1.66, which represents a 43% increase over 2014 and is well above the goals established early in 2015.

•	Achieved a stabilized office portfolio lease rate of 95% as of December 31, 2015.

•	Successfully integrated the assets related to the EOP Acquisition, including training 150 employees.

•	Successfully completed 1.6 million square feet of new and renewal leases.

•	Increased our quarterly dividend from $0.125 to $0.200 per share common stock, representing a 60% increase.

•
While the Company generated a negative 4.55% total stockholder return, or TSR, for the one-year period ended December 31, 2015, we believe that true value creation produced from an investment in real estate should be assessed over a long-term horizon. For the three-year period ended December 31, 2015, the Company’s total stockholder return was 42.18% and exceeded the SNL Equity REIT Index and the SNL Office Index by 6.29 and 6.76 percentage points, respectively. For the five-year period ended December 31, 2015, the Company’s total stockholder return was 112.18% and exceeded the SNL Equity REIT Index and the SNL Office Index by 35.17 and 58.31 percentage points, respectively.

2015 Executive Compensation Highlights

The Compensation Committee believes that an executive compensation program that strongly links both the short-term and long-term performance of the Company and the compensation of our executive officers is a key driver of our long-term financial success. In 2015, the Compensation Committee took into account a number of operational and financial factors in setting compensation, including the factors described above in 2015 Business Highlights.

The Company believes that our current executive compensation program represents a balanced, pay-for-performance structure that includes the following key features:

•
Strong approval of our 2015 “say-on-pay vote.” At our 2015 stockholders meeting, we provided our stockholders with the opportunity to cast an annual advisory vote to approve our named executive officer compensation. Over 96% of the votes cast on the 2015 “say-on-pay vote” were voted in favor of the proposal. Following this strong outcome, we continue to proactively monitor and review our executive compensation program in an effort to maintain a program that includes best practices and directly ties pay to performance.

•
Variable pay linked to performance. For 2015, disregarding the one-time special retention awards granted to certain of our named executive officers, 87.2% of our Chief Executive Officer’s total direct compensation and 79.3% of the total direct compensation for our other named executive officers was variable and subject to the achievement of meaningful Company and individual performance goals. Of this, approximately 20.0% of the named executive officers’ 2015 compensation reflects at-risk pay that is earned only based on the achievement of significant TSR goals.

•
Continued use of a formulaic cash bonus program. Beginning in 2014, our annual cash bonus program has been designed for all named executive officers to be calculated based on the achievement of pre-determined performance goals relating to FFO per share, stabilized office portfolio leased percentage and 12-month TSR goals, which represent 80% of the potential payout for each named executive officer. The remaining 20% is determined at the discretion of the Compensation Committee based on the named executive officers’ achievement of qualitative performance objectives set forth in our annual business plan and individual performance.

•	Mandatory holding period for equity. Restricted shares granted to our named executive officers include a mandatory holding period of two years beyond the vesting date of those shares.

•
Annual outperformance program awards. Since 2012, we have granted annual outperformance awards that are earned based on our achievement of Company TSR which exceed rigorous absolute and relative TSR hurdles over a three-year performance period. Following the end of the performance period, 50% of the earned payout remains subject to an additional two-year vesting period.

•
One-time special retention awards. In December 2015, in connection with entering into new employment agreements with Messrs. Coleman, Lammas, Vouvalides and Barton (which extended the term of these agreements to January 1, 2020), the Compensation Committee granted a one-time special retention award to each of these executives, 50% of which vests based on the achievement of significant annual or cumulative absolute and relative TSR goals over a four-year period. The remaining 50% vests based on the executive’s continued employment over the four-year period that tracks the term of the amended employment agreements. These awards were granted to ensure that the management team, which was so instrumental in the Company’s success since its IPO, and has generated industry-leading returns for its stockholders, remained retained by the Company and motivated to deliver superior returns to stockholders in the future.

•
Change in CEO pay for 2015. Exclusive of the one-time special retention awards, the Chief Executive Officer’s total direct compensation for 2015 decreased by 2% compared to 2014. The decrease was largely as a result of the underperformance of the Company’s stock price in 2015.

We believe that our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to our success. These programs are intended to link significant components of our compensation program to the achievement of corporate and individual performance objectives in order to focus our executives’ efforts on building stockholder value, thereby aligning their interests with those of our stockholders.

We urge our stockholders to review the “Compensation Discussion & Analysis” and “Compensation Tables” sections of this proxy statement for more information.

Recommendation

As an advisory approval, this proposal is not binding upon us or our Board. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders expressed through your vote on this proposal. The Compensation Committee will consider the outcome of this vote in making future compensation decisions for our named executive officers. Accordingly, the following resolution will be submitted for stockholder approval at the 2016 Annual Meeting of Stockholders: “RESOLVED, that the stockholders of Hudson Pacific Properties, Inc. approve, on an advisory basis, the compensation of Hudson Pacific Properties, Inc.’s named executive officers as described in the Compensation Discussion & Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in Hudson Pacific Properties, Inc.’s Proxy Statement.”

The Board of Directors unanimously recommends that you vote “FOR” the advisory approval of the compensation of our named executive officers for the fiscal year ended December 31, 2015, as more fully disclosed in this Proxy Statement.

OTHER MATTERS

We are not aware of any other matters that may properly be presented at the Annual Meeting. If any other matters are properly brought before the Annual Meeting or at any adjournment or postponement thereof the proxy holders will vote on such matters in their discretion.

EXECUTIVE OFFICERS

Hudson Pacific Properties, Inc.’s executive officers are as follows:

Name	Age	Position
Victor J. Coleman*	54	Chief Executive Officer, President and Chairman of the Board of Directors
Mark T. Lammas*	49	Chief Operating Officer, Chief Financial Officer and Treasurer
Christopher J. Barton*	51	Executive Vice President, Development and Capital Investments
Alexander Vouvalides*	37	Chief Investment Officer
Joshua Hatfield*	43	Executive Vice President, Operations
Dale Shimoda	48	Executive Vice President, Finance
Kay L. Tidwell	38	Executive Vice President, General Counsel and Secretary
Harout Diramerian	41	Chief Accounting Officer
Arthur X. Suazo	51	Executive Vice President, Leasing
Steven M. Jaffe	54	Chief Risk Officer
Drew Gordon	49	Senior Vice President, Northern California
Gary Hansel	53	Senior Vice President, Southern California
David Tye	54	Senior Vice President, Pacific Northwest
__________________
* Denotes our named executive officers for 2016.

The following section sets forth certain background information regarding those persons currently serving as executive officers of Hudson Pacific Properties, Inc., excluding Victor J. Coleman, who is described on page 4 under “Proposal No. 1—Nominees for Election to the Board”:

Mark T. Lammas serves as Chief Operating Officer, Chief Financial Officer and Treasurer, and formerly served as Chief Financial Officer and Treasurer since our IPO. Prior to the formation of our Company, Mr. Lammas was a consultant to our predecessor, Hudson Capital, LLC, from September 2009. Before that time, Mr. Lammas was a Senior Vice President (from 1998 to 2005), then Executive Vice President (from 2006 to 2009) of Maguire Properties, Inc. where he principally oversaw finance and other transactional matters, since first joining that company as its General Counsel in 1998, then assuming other senior executive responsibilities after Maguire Properties went public on the NYSE in 2003. During his tenure, Mr. Lammas directed that company’s major capital market transactions, including corporate and asset financings and common and preferred equity offerings, acted as its principal liaison with institutional partners, and was responsible for compliance with corporate financial covenants and the accuracy of all financial reports and public disclosures. Prior to joining Maguire Properties in 1998, Mr. Lammas was an attorney with Cox, Castle & Nicholson LLP, where he specialized in representing developers, institutional investors and pension funds in their acquisition, development, financing, investing, and entity structuring and restructuring activities. Mr. Lammas is a graduate of the Boalt Hall School of Law (University of California, Berkeley). He obtained his Bachelor of Arts degree from the University of California, Berkeley in Political Economies of Industrial Societies, graduating magna cum laude and Phi Beta Kappa.

Christopher J. Barton serves as Executive Vice President, Development and Capital Investments, and formerly served as Executive Vice President, Operations and Development since our IPO. Prior to the formation of our Company, Mr. Barton served as Vice President of Construction & Development of our predecessor, Hudson Capital, LLC, where he was responsible for operations and development, including establishing and monitoring property budgets, managing property staff and administering vendor contracts. He also managed the development and construction of the Technicolor Building and capital investment activity at the Sunset Gower and Sunset Bronson properties. Mr. Barton has over 25 years of experience in development and construction, encompassing mixed use, office, industrial, and residential projects, from conceptual site plan analysis and entitlements through completion. Prior to joining Hudson Capital, LLC in November 2006, Mr. Barton served as First Vice President for Arden Realty, Inc., from January 1997, where he was responsible for conceptual development, land entitlements, financial analysis and construction management for all real estate developments, including the Howard Hughes Center project, a planned 2.7 million square foot mixed-use development in Los Angeles, California. Before his tenure at Arden Realty, Inc., Mr. Barton was Project Manager at Beers-Skanska Construction Company where he managed large-scale construction projects in the southeast United States, including the Celebration Place office building complex for Walt Disney Company in Orlando, Florida. He currently serves on the board of directors of the Hollywood Chamber of Commerce and on the board of directors of Hollywood Freeway Central Park. Mr. Barton holds a Bachelor of Science degree from Purdue University and Master of Business Administration degree in both Real Estate and Finance from the University of Georgia.

Alexander Vouvalides serves as Chief Investment Officer, overseeing the Company’s investment activity including acquisitions and dispositions, as well as participating in property financings. He previously served as Senior Vice President, Acquisitions and, prior to that, Vice President, Asset Management. Prior to the formation of our Company, Mr. Vouvalides joined our predecessor, Hudson Capital, LLC, in 2009 as an associate focused on investments, asset management and corporate development. Before joining Hudson Capital, LLC, he worked in the Real Estate Finance & Securitization Group at Credit Suisse in both the New York and Los Angeles offices, where he underwrote and closed major acquisition and recapitalization loans across various asset types including office, hotel, retail, land and construction. Prior to that, Mr. Vouvalides worked in the Technology, Media & Telecommunications Investment Banking group at JPMorgan Chase & Co. in New York. Mr. Vouvalides graduated from Emory University with a Bachelor of Arts degree in Political Science. He currently serves as a member of the Executive Committee for the University of South California’s Lusk Center for Real Estate.

Joshua Hatfield joined the Company in March of 2014 and serves as Executive Vice President, Operations, and previously served as Senior Vice President, Operations. Prior to his current role overseeing operations of the Company’s office portfolio, Mr. Hatfield oversaw the Company’s operations in San Francisco as Senior Vice President, Northern California. Before joining the Company, Mr. Hatfield served in various senior positions at GE Capital Real Estate, primarily in San Francisco. From 2008 to 2014, he held a number of portfolio management roles at GE overseeing joint venture and wholly owned real estate in west coast markets, including as Senior Asset Manager and Region Manager. Mr. Hatfield began his career at GE as Director of Debt Originations, operating in Chicago and San Francisco, with responsibility for originating new real estate loans and specialty debt investments. Mr. Hatfield holds a Bachelor of Science degree in International and Strategic History with a Minor in Systems Engineering from the US Military Academy at West Point and a Master of Business Administration degree from the University of Illinois. Following his graduation from West Point, Mr. Hatfield served as an Army infantry officer.

Dale Shimoda has served as Executive Vice President, Finance since our IPO. Prior to the formation of our Company, Mr. Shimoda was a consultant to our predecessor, Hudson Capital, LLC, on various financial and operational matters, primarily related to its media and entertainment properties at Sunset Gower and Sunset Bronson. Prior to his engagement with Hudson Capital, LLC, Mr. Shimoda was Vice President of Acquisitions at Arden Realty, Inc., where he underwrote and performed due diligence on most of that company’s acquisitions. Mr. Shimoda has also worked in capital transactions at the Yarmouth Group, a New York-based pension fund advisor owned by Lend Lease, and as a management consultant at Ernst & Young and Robert Charles Lesser & Co. Mr. Shimoda is a graduate of the University of California, Berkeley, Haas School of Business.

Kay L. Tidwell joined our Company in November of 2010 as Executive Vice President, General Counsel and Secretary. Ms. Tidwell serves as the Company’s chief legal officer and leads the Company’s corporate legal function, overseeing corporate governance matters, SEC and NYSE compliance, and litigation, as well as managing outside counsel. Prior to joining us, Ms. Tidwell was an attorney with the global law firm of Latham & Watkins LLP, where she began her legal career in 2002 in the Los Angeles office, advising on a wide variety of corporate and securities matters, including our IPO. From 2006 to 2008, Ms. Tidwell served as the U.S. associate in the German offices of Latham & Watkins. In 2004, Ms. Tidwell was awarded the Robert Bosch Foundation Fellowship, through which she worked in Germany in the legal department of Deutsche Bank and served as a US legal advisor to the German Federal Ministry of Justice. Ms. Tidwell holds a Bachelor of Arts degree in English, magna cum laude, from Yale College and a Juris Doctor degree from Yale Law School.

Harout Diramerian joined our Company in July of 2010 and serves as Chief Accounting Officer. Prior to joining us, Mr. Diramerian was Vice President of Finance and Analysis at Thomas Properties Group, Inc., or TPG, where he was responsible for corporate level earnings and cash flow projections, net asset valuations, and corporate finance forecasting and analysis. Mr. Diramerian was instrumentally involved in all equity offerings at TPG, including its initial public offering, secondary offering, private placements and an at-the-market equity offering. When he started at TPG in 2003, his primary focus was managing the joint venture relationships and leading the related financial reporting efforts. In addition, Mr. Diramerian was also involved with leading the budgeting and forecasting processes as well as tracking and analyzing property performance. Prior to joining TPG, Mr. Diramerian spent a total of eight years in real estate practice groups, first at Nanas, Stern, Biers, Neinstein and Co. LLP, then at Arthur Andersen LLP, and lastly at KPMG LLP, where he was a manager. Mr. Diramerian is a graduate of the University of California, Santa Barbara, and holds a Bachelor of Arts degree in business economics with an emphasis in accounting.

In March 2010, Mr. Diramerian filed for protection under Chapter 7, Title 11 of the United States Code, following his father’s diagnosis and untimely passing after a battle with leukemia. His father was in the process of constructing a condominium project, as to which Mr. Diramerian had provided a construction loan guarantee. Following the death of Mr. Diramerian’s father prior to the completion of construction, the construction lender placed the property into receivership. The construction lender’s subsequent enforcement of Mr. Diramerian’s guarantee ultimately precipitated Mr. Diramerian’s decision to seek bankruptcy protection. Mr. Diramerian’s bankruptcy was discharged in December 2011.

Arthur X. Suazo joined the Company in July of 2010 and serves as Executive Vice President, Leasing, and is responsible for oversight of the Company’s leasing activities and personnel. Mr. Suazo served as Senior Vice President, Leasing and Vice President, Leasing prior to taking on his current role. Before joining the Company, Mr. Suazo served as Director, Brokerage Services for Cushman & Wakefield from 2008 to 2010, as Regional Manager for Sperry Van Ness from 2007 to 2008 and as a Senior Portfolio Leasing Manager for Arden Realty from 1997 to 2006. While at Arden, he was responsible for the leasing of over 60 projects, in excess of 6 million square feet, of various class and product types throughout Southern California. Mr. Suazo is a longtime member of the Los Angeles Commercial Real Estate Association and the International Council of Shopping Centers. He served on the board of directors for the Collegiate Search Youth Foundation, and formerly served on the board of directors for CareAmerica Federal Credit Union. He earned his Bachelor of Arts in Business and Healthcare Management from California State University, Northridge.

Steven M. Jaffe joined the Company in September of 2015 as our Chief Risk Officer. Prior to joining the Company, Mr. Jaffe most recently served as the Chief Investment Officer and Principal of BH Properties, a private real estate investment company, where he focused on acquisitions, dispositions and the marketing of the company. Prior to that, Mr. Jaffe served as Executive Vice President and General Counsel of BH Properties. During his tenure at BH Properties from 2003 to 2015, he was responsible for the strategic growth and direction of the company while also overseeing legal matters. Before joining BH Properties, Mr. Jaffe was a member of the firm Russ August Kabat where he focused on acquisitions, dispositions and real estate development. In 1990, he joined the Alexander Haagen Company as counsel, a private shopping center development company that would later go public as Alexander Haagen Properties/Center Trust, after which Mr. Jaffe would serve as its Senior Vice President and General Counsel. Prior to that, Mr. Jaffe was an associate at the law firm Pircher, Nichols and Meeks. He obtained his Bachelor of Arts degree in English from the University of California, Berkeley before earning his Juris Doctor from the University of California, Hastings College of the Law.
Drew Gordon joined our Company in February of 2011 and oversees the Company’s operations in Northern California as Senior Vice President, Northern California. Mr. Gordon previously oversaw the Company’s operations in the Pacific Northwest. Prior to joining the Company, Mr. Gordon served for one year as Executive Vice President and Chief Investment Officer for Venture Corporation, where he focused on acquiring distressed commercial loans and properties. In 2009, Mr. Gordon formed Gordon Realty Investments, a San Francisco-based real estate advisory firm. From 2004 to 2008, Mr. Gordon was Partner and Director of Acquisitions at ATC Partners, a full-service real estate firm in San Francisco, where he focused on acquisitions and repositions of West Coast office properties and oversaw the acquisition of more than $110 million of office investments in the San Francisco Bay Area and other major West Coast cities. From 1998 to 2004, Mr. Gordon served as Senior Vice President and Development Manager for SKS Investments in San Francisco, an investor, advisor and developer of commercial real estate properties in the Western U.S. While in this role, Mr. Gordon directed and executed the planning, entitlement, design and construction of nearly 1 million square feet of class-A office and residential base building redevelopment and ground-up development. Prior to that he served as Project Manager/Construction Manager for Hines Interests in San Francisco where he managed and directed over 2.4 million square feet of tenant improvement projects and was involved in nearly $1 billion of base building development projects. He currently serves on the board of directors of both the Silicon Valley Chapter of NAIOP and the City of Hope Real Estate Council, and recently served on the board of the San Francisco Bay Area Chapter of NAIOP, of which he is now a member of the Advisory Council. Mr. Gordon graduated with honors from the University of Western Ontario in London, Ontario, Canada, with a Bachelor of Social Science degree in the Urban Development Program.

Gary Hansel joined the Company in January of 2014 and oversees the Company’s operations in Southern California as Senior Vice President, Southern California. Prior to joining the Company, Mr. Hansel served as Senior Vice President of Operations at GE/Arden Realty from 2008 to 2014. During his tenure at GE/Arden Realty, he also led a national team of regional vice presidents and over 60 property management professionals responsible for a portfolio of more than 14 million square feet of office space with over 1,000 tenants. Prior to serving as Senior Vice President of Operations, he held other roles at Arden, including VP of Operations from 2005 to 2007, in which he was responsible for day-to-day management of a nine million square foot portfolio, and Senior Portfolio Manager from 2001 to 2004, as well as Assistant Controller from 1998 to 2000, in which role he oversaw the company’s operational accounting for multiple regions. Prior to joining GE/Arden Realty, Mr. Hansel spent over eight years at Cushman & Wakefield as a Portfolio Manager managing property operations and lease administration aspects of third-party corporate real estate clients. Mr. Hansel has an Accounting Science degree from National University.

David Tye joined the Company in November of 2014 and oversees the Company’s operations in the Pacific Northwest as Senior Vice President, Pacific Northwest. Prior to joining the Company, Mr. Tye served as Vice President of Leasing at Arden

Realty from 2009 to 2014. He also served as Vice President of Operations at Arden Realty from 2008 to 2009. While at Arden Realty, he oversaw leasing, operations, construction and capital projects for a portfolio of 50 office properties totaling over 2.7 million square feet. Prior to joining Arden Realty, he spent seven years at Equity Office in Seattle in a number of roles, including Vice President of Operations and Vice President of Property Management. Mr. Tye has previously held various positions in leasing and property management at Wright Runstad & Co., Cannon Real Estate Services, Hines Interest Limited Partnership and Coldwell Banker Commercial. He graduated from the University of Washington with a Bachelor of Arts degree in English.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE REPORT

The information contained in this Report of the Compensation Committee shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

COMPENSATION COMMITTEE

Richard B. Fried
Jonathan M. Glaser
Barry A. Porter

EXECUTIVE COMPENSATION

This section discusses the principles underlying the material components of our executive compensation program for our executive officers who are named in the “Summary Compensation Table” below and the factors relevant to an analysis of the compensatory policies and decisions. Our “named executive officers” during 2015 were Victor J. Coleman, Chief Executive Officer; Mark T. Lammas, Chief Operating Officer & Chief Financial Officer; Christopher J. Barton, Executive Vice President, Development and Capital Investments; Alexander Vouvalides, Chief Investment Officer; and Joshua Hatfield, Executive Vice President, Operations.

Executive Summary

Our executive compensation program is designed to provide a total compensation package intended to attract and retain high-caliber executive officers and employees, and also to incentivize employee contributions that are consistent with our corporate objectives and stockholder interests. It is our policy to provide a competitive total compensation package and share our success with our named executive officers, as well as our other employees, when our objectives are met.

2015 Say-on-Pay Vote

At our 2015 annual meeting, approximately 96% of votes cast were voted in favor of our Say-on-Pay vote, which we believe affirms our stockholders’ support of our approach to our executive compensation program.

Business Highlights

Our compensation program is designed so that named executive officers’ pay levels are strongly linked with our short-term operational performance and long-term market performance. The Compensation Committee took into account a number of financial and business accomplishments in setting 2015 compensation, including the following:

•	Achieved FFO per diluted share (as defined under applicable performance criteria) equal to $1.66, which represents a 43% increase over 2014 and is well above the goals established early in 2015.

•	Achieved a stabilized office portfolio lease rate of 95% as of December 31, 2015.

•	Successfully integrated the assets related to the EOP Acquisition, including training 150 employees.

•	Successfully completed 1.6 million square feet of new and renewal leases.

•	Increased our quarterly dividend from $0.125 to $0.200 per share common stock, representing a 60% increase.

•
Our total stockholder return has outperformed over the three-year and five-year periods and underperformed over the one-year period. Consistent with the Company’s focus on creating long-term stockholder value, the Compensation Committee emphasizes our returns over the three-year and five-year periods, while the one-year period is taken into account directly in our annual performance-based cash bonus plan.

Five-Year Total Shareholder Return: January 1, 2011 through December 31, 2015

Total Stockholder Return	1 Year	3 Year	5 Year
Hudson Pacific Properties, Inc.	-4.55%	42.18%	112.18%
SNL Equity REIT Index	2.76%	35.89%	77.01%
SNL Office Index	0.88%	35.42%	53.87%
Executive Compensation Peer Group Average(1)	1.40%	40.11%	59.57%
_________________
(1) See page 31 for list of companies comprising peer group.

Our current executive compensation structure represents a balanced pay-for-performance program that is designed to align the interests of our named executive officers and stockholders, reward management for achieving the Company’s short-term and long-term strategic goals and includes the following key features:

Pay Element	Compensation Type	Objective and Key Features
Base Salary	Fixed, Cash
Objective

To recognize ongoing performance of job responsibilities and to provide a necessary tool in attracting and retaining executives.

Key Features/Actions

Determined based on evaluation of individual’s experience, current performance, and internal pay equity and a comparison to peer group.

Base salaries remained unchanged in 2015 for our named executive officers other than Messrs. Vouvalides and Hatfield. 2016 base salaries were adjusted to be consistent with the peer group and to reflect increased responsibilities following the EOP Acquisition.

Annual Performance-Based Cash Bonus	Variable, Cash
Objective

To emphasize short-term corporate objectives and individual contributions to the achievement of those objectives for the year utilizing a formulaic calculation (pay-for-performance).

Key Features

Payout on 80% of plan determined against financial performance hurdles established early in the fiscal year, with the remaining 20% determined based on the Compensation Committee’s review of each named executive officer’s individual performance.

2015 corporate performance measures included FFO per share, stabilized office portfolio leased percentage and 12-month total return to stockholders (on either a relative or absolute basis).

Target bonus amounts were set at 150% for Mr. Coleman and 112.5% for Messrs. Lammas, Barton and Vouvalides.

In 2015, Mr. Hatfield participated in a separate, fully discretionary annual bonus program. Beginning in 2016, he will participate in our executive annual bonus program described above.

Restricted Stock Awards	Variable, Time-Based Equity
Objective

Structured to support the retention of executives, while subjecting recipients to the same market fluctuations as stockholders and thereby motivating management to create long-term stockholder value (pay-for-performance).

Key Features

The grant size is determined at the end of our fiscal year based on a detailed review of TSR performance, execution of the Company’s long-term strategic plan and the compensation level of our named executive officers in comparison to our peer group.

Annual time-based restricted stock awards vest ratably over a three-year period.

In addition to the three-year vesting period, the restricted stock awards are also subject to a two-year no-sell provision upon vesting to ensure our named executive officers are in shoulder-to-shoulder alignment with stockholders.

Pay Element	Compensation Type	Objective and Key Features
Outperformance Plan (“OPP”)	Variable, Performance-Based Equity
Objective

Designed to enhance the pay-for-performance structure and stockholder alignment, while motivating and rewarding senior management for superior TSR performance based on rigorous absolute and relative hurdles.

Key Features

Only provides tangible value to our executives upon the creation of meaningful shareholder value above specified hurdles over a three-year performance period (2015—2018), subject to a maximum plan value of $15 million for the 2015 OPP.

Under the Absolute TSR Component, the Company must achieve a return in excess of 27% (or 9% per annum) to earn any value.

Under the Relative TSR Component, the Company must achieve a return above the SNL US REIT Index to earn any value. To the extent the Company underperforms the Index by more than 900 basis points (or 300 basis points per annum), a negative award would be earned under the Relative TSR Component. Further, value created under the Relative TSR Component is subject to a reduction on ratable sliding scale of 0% to 100% of the value created under the Relative TSR Component for absolute TSR between 21% and 0% (or 7% per annum).

Full payout is earned only if both Absolute and Relative TSR hurdles are achieved. Of the ultimate payout, half is provided in the form of restricted stock units that are further subject to two years of additional time-based vesting.

The 2016 OPP remained relatively unchanged from the 2015 OPP, except the maximum plan value is $17.5 million and the rate at which the bonus pool is funded was reduced (from 4% to 3% of overachievement of goals). The maximum value was increased in order to allow for additional plan participants and to reflect the increased size of the Company following the EOP Acquisition.

Severance and Change in Control Benefits	Executive Benefit
Objective

To encourage the continued attention and dedication of our executives and provide reasonable individual security to enable our executives to focus on our best interests, particularly when considering strategic alternatives.

Key Features

Severance calculations are based on the average rather than highest bonus over the prior two years.

Requires a termination in connection with a change in control (“double-trigger”) for change in control payments to be triggered (i.e., no “single trigger”).

To the extent any payment or benefit paid in connection with a change in control would be subject to an excise tax under the parachute payment rules, such payments will be subject to a “best pay cap” reduction (rather than a gross-up) if the cap would result in a better after-tax benefit.

Contains a confidential information and non-solicitation covenant that extends for 12 months following termination.

The Compensation Committee believes that executive officer compensation should be at-risk and heavily dependent upon the achievement of rigorous and objective performance requirements. As illustrated below, approximately 87% of the CEO’s total direct 2015 compensation and 79% of the other named executive officer’s total direct 2015 compensation is variable and subject to the Company and individual performance results, and approximately 20% of our 2015 compensation reflects pay at-risk of forfeiture based on prospective TSR performance. Although the Compensation Committee does not target any particular peer group percentile, the overall structure is designed so that if the Company’s performance exceeds expectations and is above our peers, it will result in overall compensation that is at the high end of the peer range and attractive relative to compensation available at successful competitors. Conversely, if the Company’s performance is below expectations and peer levels, it will result in overall compensation that is at the low end of the peer range and is less than those amounts paid at more successful competitors.

For 2015 performance, total direct compensation was allocated as follows:

The above amounts do not factor in the retention awards as these grants are not a recurring component of the named executive officers’ annual compensation package.

Executive Compensation Philosophy and Objectives

Objectives of Our Compensation Program

Our Compensation Committee has adopted an executive compensation philosophy designed to accomplish the following objectives:

•	To attract, retain and motivate a high-quality executive management team capable of creating long-term stockholder value;

•
To provide compensation opportunities that are competitive with the prevailing market, are rooted in a pay-for-performance philosophy, and create a strong alignment of management and stockholder interests; and

•	To achieve an appropriate balance between risk and reward in our compensation programs that does not incentivize unnecessary or excessive risk-taking.

In order to achieve these objectives, a comprehensive and market-based compensation program is provided to the executive officers that includes both fixed and variable amounts, the components of which are described in more detail below under “Elements of Executive Officer Compensation.”

Compensation Philosophy

We design the principal components of our executive compensation program to achieve one or more of the principles and objectives described above. We view each component of our executive compensation program as related but distinct, and we expect to regularly reassess the total compensation of our executive officers to ensure that our overall compensation objectives are met. Compensation of our named executive officers consists of the following elements:

•	base salary;

•	annual performance-based cash bonuses;

•	equity incentive compensation grants and multi-year outperformance programs;

•	certain severance and change in control benefits; and

•	retirement, health and welfare benefits and certain limited perquisites and other personal benefits.

During 2015, our named executive officers were eligible to earn cash compensation in the form of base salaries and annual bonuses that we believe appropriately recognize ongoing performance of job responsibilities and reward our executive officers for their individual contributions to the Company that foster the completion of corporate objectives and drive stockholder value creation. A substantial portion of each named executive officer’s compensation was provided in the form of equity compensation subject to multi-year vesting provisions and additional two-year holding provisions upon vesting, and a multi-year outperformance program, each designed to ensure that management maintains a long-term focus that serves the best interests of the Company and provide shoulder-to-shoulder alignment with our stockholders.

Each of the primary elements of our 2015 executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation principles and objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our compensation objectives. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation.

In addition, the compensation levels of our named executive officers reflect to a significant degree the varying roles and responsibilities of such executives.

How We Determine Executive Compensation

Our Compensation Committee determines compensation for our named executive officers and consists of three independent directors, Richard B. Fried (Chairman), Jonathan M. Glaser and Barry A. Porter. Our Compensation Committee exercises independent discretion with respect to executive compensation matters and administers our equity incentive programs, including reviewing and approving equity grants to our named executive officers pursuant to our 2010 Incentive Award Plan, or 2010 Plan. Our Compensation Committee operates under a written charter adopted by our Board of Directors, a copy of which is available on our Web site at www.hudsonpacificproperties.com. Information contained on our Web site is not incorporated by reference into this Proxy Statement, and you should not consider information contained on our Web site to be part of this Proxy Statement.

Our Compensation Committee has worked with its compensation consultant, as described in greater detail below in “—Engagement of Compensation Consultant,” to implement compensation policies based on the following factors: (i) our desire to align the interests of our named executive officers with those of our stockholders and incentivize them over the near-, medium- and long-term, (ii) our need to reward our named executive officers for exceptional performance and (iii) our need to retain our named executive officers’ services over the long term. In addition, our Compensation Committee continues to consider additional factors that may be appropriate for inclusion in our long-term compensation philosophy.

In making compensation decisions in 2015, our Compensation Committee evaluated our performance and the performance of the Chief Executive Officer and, together with the Chief Executive Officer, assessed the individual performance of the other named executive officers. The Compensation Committee also reviewed market-based compensation data provided by its compensation consultant, as described in greater detail below in “—Engagement of Compensation Consultant.” The other named executive officers do not play a role in determining their own compensation, other than discussing their performance with our Chief Executive Officer. During 2015, the Compensation Committee held meetings both independently and with the participation of our Chief Executive Officer. The Compensation Committee’s compensation consultant also participated in select meetings, at the committee’s request.

We provide our stockholders with the opportunity to vote annually on the advisory approval of the compensation of our named executive officers (a “say-on-pay proposal”). The Compensation Committee will continue to consider the outcome of our say-on-pay proposals when making future compensation decisions for our named executive officers.

Engagement of Compensation Consultant

The Compensation Committee is authorized to retain the services of one or more executive compensation advisors, in its discretion, to assist with the establishment and review of our compensation programs and related policies. In 2015, the Compensation Committee engaged FTI Consulting, Inc., or FTI, a compensation advisory practice, to provide market-based compensation data and to advise on industry trends and best practices.

In connection with these efforts, FTI prepared for the Compensation Committee a peer group consisting of (i) office sector REITs that invest in Class “A” space in high barrier-to-entry markets, (ii) select diversified REITs that own a large office portfolio, (iii) select California-based REITs with whom the Company directly competes for talent and range in size from apprxominately 0.5x to 2.5x of our implied equity market capitalization. This peer group includes the following 15 REITs:

Company	Implied Equity Market Cap(1)($)	Total Enterprise Value(1) ($)	Total Assets(1)($)	Sector	Class “A” Space	High Barrier Markets
Alexandria Real Estate Equities, Inc.	6,556	11,082	8,911	Office/Specialty	Yes	Yes
BioMed Realty Trust	4,090	6,819	6,461	Office/Specialty	N/A	Yes
Columbia Property Trust, Inc.	2,920	4,733	4,678	Office	Yes	Yes
Cousins Properties Incorporated	2,245	2,714	2,598	Diversified	Yes	Yes
Digital Realty Trust, Inc.	11,284	18,503	11,451	Office/Specialty	N/A	Yes
Douglas Emmett, Inc.	5,413	8,923	6,066	Office	Yes	Yes
Duke Realty Corporation	7,331	10,653	6,917	Industrial/Office	No	No
Empire State Realty Trust, Inc.	4,585	6,403	3,301	Office	Partial	Yes
Equity Commonwealth	3,503	3,809	5,244	Office	Partial	Partial
Highwoods Properties, Inc.	4,316	6,858	4,493	Office	No	No
Kilroy Realty Corporation	5,950	8,339	5,940	Office	Yes	Yes
Liberty Property Trust	4,692	7,815	6,558	Industrial/Office	No	No
Paramount Group, Inc.	4,774	8,316	8,794	Office	Yes	Yes
Parkway Properties, Inc.	1,886	3,697	3,619	Office	Yes	Yes
Piedmont Office Realty Trust, Inc.	2,747	4,772	4,435	Office	Yes	Yes

Hudson Pacific Properties, Inc.	4,093	6,573	6,254	Office	Yes	Yes
Percentile Rank	41%	41%	56%
__________________

(1)	Data as of December 31, 2015

The Compensation Committee uses the industry data as one tool in assessing and determining pay for our named executive officers. Peer group data is intended to provide the Compensation Committee with insight into the overall market pay levels, market trends, best governance practices and industry performance.

The compensation analysis for each peer group provided an overview of typical compensation components (e.g., base salaries, annual bonuses and long-term equity incentives), as well as the range of compensation levels by position, in each case, generally found within the relevant peer group. The peer group compensation analyses prepared by FTI were utilized by the Compensation Committee for informational purposes only and were not utilized for benchmarking purposes.

Other than advising the Compensation Committee as described above, FTI did not provide any services to the Company in 2015. Furthermore, our management team neither made the decision, nor recommended that the Compensation Committee decide, to engage FTI. The Compensation Committee has sole authority to hire, fire and set the terms of engagement with FTI. The Compensation Committee has considered the independence of FTI, and each other adviser and outside legal counsel that provide advice to the Compensation Committee, consistent with the requirements of NYSE, and has determined that FTI and such other advisers are independent. Further, pursuant to SEC rules, the Compensation Committee conducted a conflicts of interest assessment and determined that there is no conflict of interest resulting from retaining FTI. The Compensation Committee intends to reassess the independence of its advisers at least annually.

Ownership Guidelines

In addition to the elements of executive officer compensation described below, we have adopted stock ownership guidelines pursuant to which our named executive officers are required to hold a number of shares of our common stock having a market value equal to or greater than a multiple of each executive’s base salary. For our Chief Executive Officer, the multiple is five times base salary and for all other named executive officers the multiple is three times base salary. Our named executive officers will have four years from the date of adoption of the guidelines to meet the stock ownership requirements, or in the case of a new executive, four years from the commencement of his or her employment. All of our named executive officers are in compliance with these guidelines.

Elements of Executive Officer Compensation

The following is a discussion of the primary elements of 2015 compensation for each of our named executive officers.

Base Salaries

Each named executive officer’s compensation was initially established based on negotiations in connection with our IPO in 2010 or the executive’s initial hiring. We believe that these salary levels provide appropriate levels of fixed income based on the background, qualifications and skill set of each executive. Base salaries of our named executive officers initially were approved by our Board or Compensation Committee, and are periodically reviewed by our Compensation Committee. No formulaic base salary increases are provided to our named executive officers; however, our Compensation Committee may adjust base salaries in connection with its periodic review. The actual base salaries paid to all of our named executive officers during 2015 are set forth in the “Summary Compensation Table” below.

Base salaries remained unchanged in 2015 for most of our named executive officers; the 2015 base salary for Mr. Vouvalides was increased to $400,000 (from $330,000) to better align his base salary with his respective peer group and with other members of our executive officer team, and Mr. Hatfield’s 2015 base salary was increased from $320,000 to $350,000, consistent with salary increases provided to other executives.

The Compensation Committee has raised the 2016 base salaries for each of our named executive officers, as it believes increases to base salaries are appropriate based on company performance and in order to better align their salaries to market. The following table sets forth the 2015 and 2016 base salaries for each of our named executive officers:

Executive	2015 Base Salary	2016 Base Salary
Victor J. Coleman	$600,000	$725,000
Mark T. Lammas	$450,000	$525,000
Christopher J. Barton	$375,000	$410,000
Alexander Vouvalides	$400,000	$475,000
Joshua Hatfield	$350,000	$385,000

Cash Bonuses

During 2015, our named executive officers (other than Mr. Hatfield) were eligible for annual cash bonus payments based in part upon achieving objective financial performance goals during the year.

Each executive’s annual cash bonus amount is based upon Threshold, Target and Maximum percentages of base salary and were set at a level that would provide named executive officers with total cash compensation at varying peer group levels depending on Company performance. The Threshold, Target and Maximum percentages for 2015 were as follows:

Executive	Threshold	Target	Maximum
Victor J. Coleman	100%	150%	200%
Mark T. Lammas	75%	112.5%	150%
Christopher J. Barton	75%	112.5%	150%
Alexander Vouvalides	75%	112.5%	150%

The cash bonus program is based on the achievement of several objective Company performance criteria that incentivize management to focus on financial goals that are aligned with our annual operating budget and aligns one-year stockholder returns with annual cash compensation. The Compensation Committee determined that each goal was challenging and set at levels that would require the Company to achieve significant growth and performance. The 2015 cash bonus program included the following measures:

Performance Criteria	Weighting	Threshold	Target	Maximum	Actual Results
FFO per share	40%	$1.39	$1.45	$1.51	$1.66
Stabilized office portfolio leased percentage	20%	91%	93%	95%	95%
12-month Total Shareholder Return
Absolute	10%	5.0%	7.0%	9.0%	(4.6)%
Relative Compared to Office REIT Index	10%	40th percentile	50th percentile	60th percentile	30th percentile
Index	20%	N/A	N/A	N/A	See below
The 2015 Bonus Program also contained a discretionary element based on the Compensation Committee’s assessment of our Company’s performance and/or the executive’s individual performance. In determining whether each executive should be eligible to receive a discretionary bonus, the Compensation Committee considered each named executive officer’s individual performance and the Company’s overall 2015 accomplishments, including the performance set forth under “Business Highlights.”

Mr. Hatfield participated in a separate annual bonus program for 2015, which was a fully discretionary bonus program. Mr. Hatfield was not a named executive officer during 2014 and was not included at the time the program was adopted in early 2015. In determining Mr. Hatfield’s bonus, the Compensation Committee considered his individual performance, in particular with respect to his work integrating the office property portfolio acquired from Blackstone, and training and integrating the new personnel, as well as the Company’s overall 2015 performance.

The 2015 annual cash bonuses paid to our named executive officers are as follows:

Executive	2015 Bonus ($)	% Change from 2014
Victor J. Coleman	960,000	-16%
Mark T. Lammas	540,000	-20%
Christopher J. Barton	450,000	-4%
Alexander Vouvalides	480,000	16%
Joshua Hatfield	350,000	N/A

In addition to the annual bonus described above, in connection with the closing of the EOP Acquisition, we awarded one-time cash awards to several employees (other than our then-current named executive officers). Mr. Hatfield was awarded a cash bonus in the amount of $40,000.
Long-Term Equity Incentives

The goals of our long-term, equity-based awards are to incentivize and reward increases in long-term stockholder value and to align the interests of our named executive officers with the interests of our stockholders. Because vesting is based on continued employment (typically over a period of three to five years), our equity-based incentives also serve to help retain our named executive officers through the award vesting period.

Annual Equity Awards

Historically, including with respect to 2015, we have granted restricted stock to our named executive officers in order to incentivize future growth, but also to deliver value to these officers in excess of simple future appreciation. These awards were further intended to enable our executive officers to establish or augment meaningful equity stakes in the Company. We believe that these awards enable us to deliver competitive compensation value to the executive officers at levels sufficient to attract and retain top talent within our executive officer ranks.

As part of its review of 2015 performance, in determining whether to make annual grants of equity awards to our named executive officers in respect of services provided during 2015, the Compensation Committee analyzed the role and responsibilities of the individual, individual performance history and prevailing market practices based on market data provided by FTI with respect to the peer group, as well as Company and individual performance. This analysis considered performance factors set forth above in “Executive Summary—Business Highlights.” Annual equity awards were not determined based on the attainment of any particular individual or company-level performance goal(s) or the application of any benchmarking or formula(e). Instead, the Compensation Committee considered all of the relevant factors as applied to each named executive officer (including, in the case of Company-level metrics, such named executive officer’s contribution to the attainment of those metrics), and made a subjective determination as to the appropriate equity grant level based on that information, taking into consideration the Compensation Committee’s collective experience regarding appropriate annual equity grant levels.

Based on this assessment, on December 29, 2015, the Compensation Committee approved grants of restricted stock as follows:

Executive	2015 Restricted Stock Award (#)	2015 Restricted Stock Award ($)(1)	% Change from 2014
Victor J. Coleman	88,152	2,187,933	—
Mark T. Lammas	40,550	1,006,451	10%
Christopher J. Barton	19,394	481,359	—
Alexander Vouvalides	37,024	918,936	—
Joshua Hatfield	12,341	306,304	N/A
__________________

(1)	Reflects the grant-date fair value of the restricted stock awards.

These restricted stock awards will vest in three equal, annual installments on each of the first three anniversaries of the grant date, subject to the executive’s continued employment (and further subject to accelerated vesting upon a change in control or certain terminations as described below in the section entitled “—Potential Payments Upon Termination or Change in Control”). In addition, upon vesting the shares are subject to a two-year holding period.

Outperformance Programs

Starting in January 2012, in order to further align the interests of our named executive officers with those of our stockholders, our Compensation Committee has annually adopted an OPP under our 2010 Plan. Each annual OPP is a multi-year outperformance program covering certain of our senior executives, including our named executive officers, that authorizes grants of incentive awards linked to our absolute and relative TSR over the applicable three-year performance period (or, if earlier, ending on the date on which we experience a change in control). Each OPP award confers a percentage participation right in a dollar-denominated, stock- and RSU-settled bonus pool, as well as certain dividend equivalent rights. The 2013 Outperformance Program (the “2013 OPP”) began on January 1, 2013 and ended on December 31, 2015, the 2014 Outperformance Program (the “2014 OPP”) began on January 1, 2014 and ends on December 31, 2016, and the 2015 Outperformance Program (the “2015 OPP”) began on January 1, 2015 and ends on December 31, 2017 (or, in each case, upon a change in control occurring prior to the end of the applicable performance period).
Under the 2015 OPP, a bonus pool of up to (but not exceeding) $15 million will be determined at the end of the performance period as the sum of: (i) 4% of the amount by which our TSR during the performance period exceeds 9% simple annual TSR (the absolute TSR component), plus (ii) 4% of the amount by which our TSR performance exceeds that of the SNL Equity REIT Index (on a percentage basis) over the performance period (the relative TSR component), except that the relative TSR component will be reduced on a linear basis from 100% to 0% for absolute TSR performance ranging from 7% to 0% simple annual TSR over the performance period. In addition, the relative TSR component may be a negative value equal to 4% of the amount by which we underperform the SNL Equity REIT Index by more than 3% per year during the performance period (if any). The 2015 OPP provides for a target bonus pool of $3.7 million that would be attained if the Company achieves during the performance period (a) a TSR equal to that of the SNL Equity REIT Index and (b) a 10.5% simple annual TSR.
At the end of the three-year performance period, participants who remain employed with us will be paid their percentage interest in the bonus pool as stock awards based on the value of our common stock at the end of the performance period. Half of each such participant’s bonus pool interest will be paid in fully vested shares of our common stock and the other half will be paid in restricted stock units (“RSUs”) that vest in equal annual installments over the two years immediately following the performance period (based on continued employment) and carry tandem dividend equivalent rights. However, if the performance period is terminated prior to December 31, 2017 in connection with a change in control, 2015 OPP awards will be paid entirely in fully vested shares of our common stock immediately prior to the change in control. In addition to these share/RSU payments, each 2015 OPP award entitles its holder to a cash payment equal to the aggregate dividends that would have been paid during the performance period on the total number of shares and RSUs ultimately issued or granted in respect of such 2015 OPP award, had such shares and RSUs been outstanding throughout the performance period.
If a participant’s employment is terminated without “cause,” for “good reason” or due to the participant’s death or disability during the performance period (referred to as qualifying terminations), the participant will be paid his or her 2015 OPP award at the end of the performance period entirely in fully vested shares (except for the performance period dividend equivalent, which will be paid in cash at the end of the performance period). Any such payment will be pro-rated in the case of a termination without “cause” or for “good reason” by reference to the participant’s period of employment during the performance period. If we experience a change in control or a participant experiences a qualifying termination of employment, in either case, after December 31, 2017, any unvested RSUs that remain outstanding will accelerate and vest in full upon such event.

Upon adoption of the 2015 OPP, our Compensation Committee granted Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield 2015 OPP awards of 22.4%, 12%, 8%, 10% and 4%, respectively. The following chart provides the target and maximum dollar value of shares and RSUs that may be awarded to each named executive officer assuming our Company achieves performance to fund the 2015 OPP bonus pool at the target of $3.7 million and at the maximum of $15 million.

Named Executive Officer	2015 OPP Award Bonus Percentage	Target Potential Dollar-Denominated Award under 2015 OPP ($)	Maximum Potential Dollar-Denominated Award under 2015 OPP ($)
Victor J. Coleman	22.4%	828,800	3,360,000
Mark T. Lammas	12%	444,000	1,800,000
Christopher J. Barton	8%	296,000	1,200,000
Alexander Vouvalides	10%	370,000	1,500,000
Joshua Hatfield	4%	148,000	600,000

On March 16, 2016, our Compensation Committee adopted the 2016 Outperformance Plan (“2016 OPP”) under our 2010 Plan. The 2016 OPP is substantially similar to the 2015 OPP except that (i) the performance period will run from January 1, 2016 through December 31, 2018, (ii) the maximum bonus pool under the 2016 OPP is $17.5 million (rather than $15 million), (iii) the 2016 OPP provides for a target bonus pool equal to $3,674,000 and (iv) the bonus pool will be equal to 3% (rather than 4%) of the amount by which our TSR during the performance period exceeds the applicable goal. Our Compensation Committee granted Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield 2016 OPP awards of 21.43%, 11.43%, 7.14%, 9.14%, and 5.14%, respectively. 2016 OPP awards granted to the named executive officers will be settled in performance units of our Operating Partnership (rather than our common stock).

One-Time Retention Awards
In December 2015, the Compensation Committee also awarded the special one-time grant of restricted stock and RSU awards to Messrs. Coleman, Lammas, Barton and Vouvalides (the “retention awards”). The Committee structured the awards to (i) promote the Company’s retention and succession planning objectives, (ii) solidify and retain effective leadership during a highly transitional time at the Company with the ongoing integration of the EOP portfolio, and (iii) reinforce a pay-for-performance pay philosophy that aligns the interests of these executives with those of stockholders. The retention awards also were granted in connection with entering into amended employment agreements that became effective on January 1, 2016 and have four-year terms. These retention awards are not treated as a recurring component of compensation.
The restricted stock retention awards vest in equal 25% installments on January 1 of each of 2017, 2018, 2019 and 2020, subject to the executive’s continued employment. The RSU retention awards are eligible to vest in substantially equal annual installments on January 1 of each of 2017, 2018, 2019 and 2020, based on the achievement of one of the two following annual performance goals for each calendar year during the four-year performance period beginning January 1, 2016 and ending December 31, 2019, subject to the executive’s continued employment through each vesting date: (1) achievement of an annual TSR equal to at least 7% for the applicable calendar year, or (2) achievement of a TSR that exceeds the total shareholder return for the MSCI U.S. REIT Index for the applicable calendar year. In addition, to the extent the RSU retention award is unvested as of the end of calendar year 2019, it will vest in full on January 1, 2020 if the Company’s TSR during the entire performance period is equal to at least 28%, subject to the executive’s continued employment.

The following chart provides the number of restricted shares and Performance RSUs that were awarded to these executives pursuant to the retention awards:

	One-Time Retention Awards
	Restricted Common Stock Component		Retention RSUs Component
Named Executive Officer	Number (#)	Dollar Amount ($)	Number (#)	Dollar Amount ($)
Victor J. Coleman	88,152	2,187,933	88,152	1,943,752
Mark T. Lammas	26,446	656,390	26,446	583,134
Christopher J. Barton	17,630	437,577	17,630	388,742
Alexander Vouvalides	22,038	546,983	22,038	485,938

Employee Benefits

Our full-time employees, including our named executive officers, are eligible to participate in health and welfare benefit plans, which provide medical, dental, prescription, short-term and long-term disability, life insurance, an employee assistance program and other health benefits. We believe that these benefits are a key component of a comprehensive compensation package, providing essential protections to our named executive officers and enhancing the overall desirability and competitiveness of our total rewards package.

Our employees, including our named executive officers, who satisfy certain eligibility requirements may participate in our
401(k) retirement savings plan. Under the 401(k) plan, eligible employees may elect to contribute pre-tax amounts to the plan, up to a statutorily prescribed limit. In 2015, we matched a portion of the contributions to the 401(k) plan on behalf of eligible employees in 2015. The discretionary employer match for 2015 was 30% of the first 6% of the eligible participant’s compensation contributed to the plan. We believe that providing a vehicle for tax-preferred retirement savings through our
401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Additional Compensation Components

In the future, we may provide different and/or additional compensation components, benefits and/or perquisites to our named executive officers to ensure that we provide a balanced and comprehensive compensation structure. We believe that it is important to maintain flexibility to adapt our compensation structure to properly attract, motivate and retain the top executive talent for which we compete. All future practices regarding compensation components, benefits and/or perquisites will be subject to periodic review by our Compensation Committee.

Severance and Change in Control Benefits

As described more fully below in the sections entitled “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2015 Table” and “—Potential Payments Upon Termination or Change in Control,” we have entered into employment agreements with our named executive officers that provide for various severance and change in control benefits and other terms and conditions of employment. We believe that the protections contained in these employment agreements will help to ensure the day-to-day stability necessary to our executives to enable them to properly focus their attention on their duties and responsibilities with the Company and will provide security with regard to some of the most uncertain events relating to continued employment, thereby limiting concern and uncertainty and promoting productivity.

In addition, (i) each of our OPPs provide for pro-rata accelerated time-vesting upon a qualifying termination during the performance period, as well as accelerated vesting upon a change in control (subject to attainment of applicable performance criteria) and (ii) the RSU retention awards provide for accelerated vesting upon a qualifying termination or change in control, subject to attainment of applicable pro-rated performance goals. For a description of the material terms of the employment agreements and treatment of OPP awards and retention awards in connection with a change in control or qualifying termination, see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2015 Table” and “—Potential Payments Upon Termination or Change in Control” below.

Tax Considerations

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our Chief Executive Officer and each of the other named executive officers (other than our Chief Financial Officer), unless compensation is performance-based. We believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes, provided we distribute to our stockholders at least 90% of our taxable income each year. As a result of the Company’s tax status as a REIT, the loss of a deduction under Section 162(m) of the Code may not affect the amount of federal income tax payable by the Company. In approving the amount and form of compensation for our named executive officers in the future, our Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m) of the Code. However, our Compensation Committee may, in its judgment, authorize compensation payments that are subject to deduction limitations under Section 162(m) of the Code when it believes that such payments are appropriate to attract and retain executive talent.

Section 409A of the Internal Revenue Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Section 280G of the Internal Revenue Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% penalty on the individual receiving the excess payment.

Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving the compensation arrangements for our named executive officers in the future, our Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Code. However, our Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.

Accounting Standards

ASC Topic 718 requires us to calculate the grant date “fair value” of our stock-based awards using a variety of assumptions. ASC Topic 718 also requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of restricted stock, restricted stock units and performance units under our equity incentive award plans will be accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align the accounting expense of our equity awards with our overall executive compensation philosophy and objectives.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2013, December 31, 2014 and December 31, 2015:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation	Total ($)
Victor J. Coleman	2015	600,000	240,000	7,276,098	720,000	28,841(4)	8,864,939
Chief Executive Officer, President and Chairman of the Board	2014	600,000	180,000	3,086,493	960,000	594	4,827,087
	2013	600,000	1,200,000	2,428,792	—	594	4,229,386
Mark T. Lammas	2015	450,000	135,000	2,758,375	405,000	5,580	3,753,955
Chief Operating Officer, Chief Financial Officer and Treasurer	2014	450,000	135,000	1,400,342	540,000	594	2,525,936
	2013	450,000	450,000	1,386,135	—	594	2,286,729
Christopher J. Barton	2015	375,000	112,500	1,649,278	337,500	5,580	2,479,858
Executive Vice President, Development and Capital Investments	2014	375,000	93,750	802,298	375,000	594	1,646,642
	2013	375,000	400,000	690,310	—	594	1,465,904
Alexander Vouvalides	2015	400,000	120,000	2,378,857	360,000	5,580	3,264,437
Chief Investment Officer	2014	330,000	82,500	1,239,842	330,000	594	1,982,936
	2013	310,000	375,000	714,327	—	594	1,399,921
Joshua Hatfield(5)	2015	350,000	390,000	477,104	—	5,580	1,222,684
Executive Vice President, Operations
__________________

(1)	Amounts represent discretionary bonuses paid to our named executive officers in respect of services provided during the applicable fiscal year.

(2)
Amounts reflect the full grant-date fair value of restricted stock awards, RSU Awards, and OPP awards granted in the applicable year, each computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. The grant-date fair values relating to 2015 restricted stock awards are $4,375,866, $1,662,841, $918,936, $1,465,919 and $306,304 for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively. The grant-date fair values relating to 2015 retention RSU awards are $1,943,752, $583,134, $388,742 and $485,938 for Messrs. Coleman, Lammas, Barton and Vouvalides, respectively. The 2015 OPP award amounts, at target, are $956,480, $512,400, $341,600, $427,000, and $170,800 for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively.

We provide information regarding the assumptions used to calculate the value of all restricted stock awards, restricted stock unit awards and awards under the 2015 OPP made to executive officers in Notes 2 and 9 to the consolidated financial statements contained in our Annual Report on Form 10-K, filed on February 26, 2016. Assumptions used to calculate the value of RSU awards are provided below the Grants of Plan-Based Awards table in “Assumptions Related to Retention RSU Awards.” There can be no assurance that awards will vest (if an award does not vest, no value will be realized by the individual). The single measure that determines the number of shares issued under our 2015 OPP or under the RSU awards to a named executive officer is our TSR compared with an absolute threshold and an applicable REIT Index, computed over the applicable performance period as described in more detail in “Elements of Executive Officer Compensation—Long-Term Equity Incentives” above. The awards under the 2015 OPP and the RSU awards are treated as market condition shares as defined under ASC Topic 718, and as a result, the grant date values will not differ from the fair values presented in the table above.

(3)
The amounts shown represent the non-discretionary bonuses earned in 2015 and paid in 2016 under our 2015 Bonus Program. See “Elements of Executive Compensation—Annual Cash Bonuses” for a detailed discussion of the 2015 Bonus Program.

(4)	Amount represents company-paid matching contributions and the incremental cost to the Company for the personal use of a company-leased aircraft.

(5)	Mr. Hatfield was not a named executive officer in 2013 or 2014.

GRANTS OF PLAN-BASED AWARDS IN 2015

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2015:

Name	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (3)	Grant Date Fair Value of Stock Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Victor J. Coleman		480,000	720,000	960,000	—	—	—	—	—
	1/1/2015(2)	—	—	—	—	828,800	3,360,000	—	956,480(3)
	12/29/2015(4)	—	—	—	—	—	—	88,152	2,187,933(5)
	12/29/2015(6)	—	—	—	—	—	—	88,152	2,187,933(5)
	12/29/2015(7)	—	—	—		88,152		—	1,943,752(8)
Mark T. Lammas		270,000	405,000	540,000	—	—	—	—	—
	1/1/2015(2)	—	—	—	—	440,000	1,800,000	—	512,400(3)
	12/29/2015(4)	—	—	—	—	—	—	40,550	1,006,451(5)
	12/29/2015(6)	—	—	—	—	—	—	26,446	656,390(5)
	12/29/2015(7)	—	—	—	—	26,446	—	—	583,134(8)
Christopher J. Barton		225,000	337,500	450,000	—	—	—	—	—
	1/1/2015(2)	—	—	—	—	296,000	1,200,000	—	341,600(3)
	12/29/2015(4)	—	—	—	—	—	—	19,394	481,359(5)
	12/29/2015(6)	—	—	—	—	—	—	17,630	437,577(5)
	12/29/2015(7)	—	—	—	—	17,630	—	—	388,742(8)
Alexander Vouvalides		240,000	360,000	480,000	—	—	—	—	—
	1/1/2015(2)	—	—	—	—	370,000	1,500,000	—	427,000(3)
	12/29/2015(4)	—	—	—	—	—	—	37,024	918,936(5)
	12/29/2015(6)	—	—	—	—	—	—	22,038	546,983(5)
	12/29/2015(7)	—	—	—	—	22,038	—	—	485,938(8)
Joshua Hatfield	1/1/2015(2)	—	—	—	—	148,000	600,000	—	170,800(3)
	12/29/2015(4)	—	—	—	—	—	—	12,341	306,304(5)
__________________

(1)
Amounts shown in these columns represent each named executive officer’s non-discretionary annual cash bonus opportunity under our 2015 Bonus Program. The “Target” amount represents the named executive officer’s target bonus if each non-discretionary performance goal was achieved at the target level, and the “Threshold” and “Maximum” amounts represent the named executive officer’s threshold and maximum bonuses, respectively, if each non-discretionary performance goal was achieved at the minimum or the maximum levels. Mr. Hatfield did not participate in our 2015 Bonus Program; instead, his 2015 bonus was determined by the Compensation Committee in its sole discretion.

(2)
Amounts reflect awards granted under the 2015 OPP. The number of shares to be paid under these awards will equal the dollar value of the bonus pool divided by our per share common stock value at the time of payment. The dollar value of the bonus pool, in turn, will range from $0 to $15,000,000 depending on the Company’s absolute and relative TSR performance over the performance period. Amounts in the “Maximum” column represent the amounts the named executive officers will be eligible to receive if we achieve performance at a level sufficient to fund the 2015 OPP bonus pool at the maximum of $15,000,000. Amounts in the “Target” column represent the amounts the named executive officers will be eligible to receive if we achieve performance at a level sufficient to fund the 2015 OPP bonus pool at the target of $3,700,000. Awards under the 2015 OPP will be paid in the form of shares of common stock and RSUs (or, if the performance period terminates earlier upon a change in control, in the form of shares only). For additional information on the 2015 OPP, see “Elements of Executive Officer Compensation-Outperformance Program” above.

(3)
Amounts reflect the full grant date fair value of awards granted under the 2015 OPP determined in accordance with ASC Topic 718 based on the named executive officer’s percentage participation right in the 2015 OPP bonus pool. We provide information regarding the assumptions used to calculate the value of all awards under the 2015 OPP made to executive officers in Notes 2 and 9 to the consolidated financial statements contained in our Annual Report on Form 10-K, filed on February 26, 2016. There can be no assurance that awards will vest (if an award does not vest, no value will be realized by the individual).

(4)
On December 29, 2015, our Compensation Committee approved restricted stock awards for each named executive officer each of which will vest, and the restrictions thereon will lapse, in three equal, annual installments on each of December 29, 2016, December 29, 2017 and December 29, 2018, subject to continued service with us through the applicable vesting dates (and further subject to accelerated vesting upon a change in control or certain terminations as described below in the section entitled “Potential Payments Upon Termination or Change in Control”).

(5)
Amounts reflect the full grant date fair value of restricted stock granted during 2015 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to executive officers in Notes 2 and 9 to the consolidated financial statements contained in our Annual Report on Form 10-K, filed on February 26, 2016. There can be no assurance that awards will vest (if an award does not vest, no value will be realized by the individual).

(6)
On December 29, 2015, our Compensation Committee approved one-time restricted stock retention awards for for Messrs. Coleman, Lammas, Barton and Vouvalides, each of which will vest, and the restrictions thereon will lapse, in four equal, annual installments on each of January 1, 2017, January 1, 2018, January 1, 2019 and January 1, 2020, subject to continued employment with us through the applicable vesting dates (and further subject to accelerated vesting upon a change in control or certain terminations as described below in the section entitled “Potential Payments Upon Termination or Change in Control”).

(7)
On December 29, 2015, our Compensation Committee approved one-time RSU retention awards for Messrs. Coleman, Lammas, Barton and Vouvalides, each of which will vest in four equal, annual installments on each of January 1, 2017, January 1, 2018, January 1, 2019 and January 1, 2020, subject to continued employment with us through the applicable vesting dates and subject to the achievement of TSR performance goals (and further subject to (i) vesting at the end of the performance period upon achievement of a four-year TSR performance goal and (ii) accelerated vesting upon a change in control or certain terminations as described below in the section entitled “Potential Payments Upon Termination or Change in Control”).

(8)
Amounts reflect the full grant date fair value of RSU retention awards granted during 2015 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. Assumptions used to calculate the value of RSU awards are provided below the Grants of Plan-Based Awards table in “Assumptions Related to Retention RSU Awards.” There can be no assurance that awards will vest (if an award does not vest, no value will be realized by the individual).

Assumptions Related to Retention RSU Awards
The cost of our retention RSU awards is subject to a forfeiture adjustment and is amortized through the final vesting period under a graded vesting expense recognition schedule. The costs were valued in accordance with ASC 718, utilizing a Monte Carlo simulation to estimate the probability of the performance vesting conditions being satisfied. The Monte Carlo simulation used a statistical formula underlying the Black-Scholes and binomial formulas and such simulation was run 100,000 times. For each simulation, the payoff is calculated at the settlement date, which is then discounted to the award date at a risk-free interest rate. The average of the values over all simulations is the expected value of the unit on the award date. Assumptions used in the valuations included (i) factors associated with the underlying performance of the Company’s stock price and total stockholder return over the term of the performance awards, including total stock return volatility and risk-free interest. and (ii) factors associated with the relative performance of the Company’s stock price and total stockholder return when compared to the MSCI U.S. REIT Index. The valuation was performed in a risk-neutral framework, so no assumption was made with respect to an equity risk premium. The fair value of the retention RSU awards is based on the sum of: (i) the present value of the expected payoff to the awards on the measurement date, if the TSR over the applicable measurement period exceeds performance hurdles of the absolute and the relative TSR components; and (ii) the present value of the distributions payable on the awards. The ultimate reward realized on account of the retention RSU awards by the holders of the awards is contingent on the TSR achieved on the measurement date, both in absolute terms and relative to the TSR of the MSCI U.S. REIT Index.

Valuation Inputs	Assumptions
Expected price volatility for the Company	23.00%
Expected price volatility for the SNL Equity REIT index	18.00%
Risk-free rate	1.63%
Total dividend payments over the measurement period per share	3.20%

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS IN 2015 TABLE

We have entered into employment agreements with each of our named executive officers. On January 1, 2016, we entered into amended and restated employment agreements with each of our named executive officers. The only changes under these new agreements were to extend the term of the agreements until January 1, 2020 (whereas they otherwise would have expired on in June 2017) and to memorialize the executives’ 2016 base salaries. The employment agreements, as amended and restated, are described below.
Employment Agreements
Under the employment agreements, Messrs. Coleman, Lammas, Barton, Vouvalides, and Hatfield serve as the Company’s Chief Executive Officer; Chief Operating Officer, Chief Financial Officer and Treasurer; Executive Vice President, Development and Capital Investments; Chief Investment Officer; and Executive Vice President, Operations, respectively.
The initial term of the agreements (as amended and restated) ends on January 1, 2020; on that date, the term of the agreements automatically extends for one year. In the event that we experience a “change in control” (as defined in the 2010 Plan) during the one-year extension period, the term of the employment agreements will instead continue through the first anniversary of the consummation of the change in control.
Pursuant to these agreements, Mr. Coleman reports directly to our Board, Messrs. Lammas, Barton and Vouvalides report to our Chief Executive Officer and Mr. Hatfield reports to our Chief Operating Officer. During his employment term, the Board will nominate Mr. Coleman for election as a director.
Under the agreements as in effect in 2015, Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield were entitled to receive annual base salaries in 2015 of $600,000, $450,000, $375,000, $400,000 and $350,000, respectively, each of which is subject to increase at the discretion of our Compensation Committee. For calendar year 2016, annual base salaries for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield are $725,000, $525,000, $410,000, $475,000 and $385,000, respectively, which were memorialized in the amended and restated agreements.
Under the agreements, each executive is eligible to receive an annual discretionary cash performance bonus, the amount of which will be determined based on determinations of company and individual performance by our Compensation Committee. In addition, the executives are eligible to participate in customary health, welfare and fringe benefit plans, and are eligible to accrue up to four weeks of paid vacation per year.
If an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each, as defined in the employment agreements), or by reason of the executive’s death or disability, the executive will be entitled to certain payments and benefits, as described under “—Potential Payments Upon Termination or Change in Control” below. The employment agreements also contain customary confidentiality and non-solicitation provisions.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2015:

Name	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Victor J. Coleman	26,407(1)	743,093(2)	—	—
	54,933(3)	1,545,815(2)	—	—
	88,152(4)	2,480,597(2)	—	—
	88,152(5)	2,480,597(2)	—	—
	20,913(6)	588,492(7)	—	—
	41,592(8)	1,170,399(9)	—	—
	—	—	119,403(10)	3,360,000(11)
	—	—	—(12)	—(11)
	—	—	88,152(13)	2,480,597(14)
Mark T. Lammas	13,580(1)	382,141(2)	—	—
	23,072(3)	649,246(2)	—	—
	40,550(4)	1,141,077(2)	—	—
	26,446(5)	744,190(2)	—	—
	12,548(6)	353,101(7)	—	—
	27,448(8)	772,387(9)	—	—
	—	—	63,965(10)	1,799,975(11)
	—	—	—(12)	—(11)
	—	—	26,446(13)	744,190(14)
Christopher J. Barton	4,905(1)	138,027(2)	—	—
	12,085(3)	340,072(2)	—	—
	19,394 (4)	545,747(2)	—	—
	17,630(5)	496,108(2)	—	—
	8,365(6)	235,391(7)	—	—
	18,298(8)	514,906(9)	—	—
	—	—	42,643(10)	1,199,974(11)
	—	—	—(12)	—(11)
	—	—	17,630(13)	496,108(14)
Alexander Vouvalides	2,349(15)	66,101(2)	—	—
	4,905(1)	138,027(2)	—	—
	23,072(3)	649,246(2)	—	—
	37,024(4)	1,041,855(2)	—	—
	22,038(5)	620,149(2)	—	—
	4,182(6)	117,681(7)	—	—
	13,724(8)	386,193(9)	—	—
	—	—	42,643(10)	1,199,974(11)
	—	—	—(12)	—(11)
	—	—	22,038(13)	620,149(14)
Joshua Hatfield	3,296(3)	92,749(2)	—	—
	12,341(4)	347,276(2)	—	—
	—	—	—(12)	—(11)
__________________

(1)
Consists of restricted stock granted on December 29, 2013, which vests in three substantially equal installments on each of December 29, 2014, 2015 and 2016, subject to continued service with us through the applicable vesting dates.

(2)
The market value of shares of restricted stock that have not vested is calculated by multiplying the fair market value of a share of our common stock on December 31, 2015 ($28.14) by the number of unvested shares of restricted stock outstanding under the award.

(3)
Consists of restricted stock granted on December 29, 2014, which vests in three substantially equal installments on each of December 29, 2015, 2016 and 2017, subject to continued service with us through the applicable vesting dates.

(4)
Consists of restricted stock granted on December 29, 2015, which vests in three substantially equal installments on each of December 29, 2016, 2017 and 2018, subject to continued service with us through the applicable vesting dates.

(5)
Consists of restricted stock granted on December 29, 2015, which vests in four substantially equal installments on each of January 1, 2017, 2018, 2019 and 2020, subject to continued employment with us through the applicable vesting dates.

(6)
Represents the number of shares earned but unvested under the 2012 OPP as of December 31, 2015. Awards earned under the 2012 OPP vested as to 50% of the shares as of December 31, 2014, which were paid in fully vested shares of our common stock in 2015. The remaining 50% was issued in the form of restricted stock units granted in 2015 that vested (or vests) in equal annual installments on December 31, 2015 and December 31, 2016, subject to continued employment. As of December 31, 2015, half of these restricted stock units remained unvested.

(7)
The market value of earned but unvested rights in the 2012 OPP is calculated by multiplying the fair value of a share of our common stock on December 31, 2015 ($28.14) by the number of shares earned but unvested under the 2012 OPP as of December 31, 2015.

(8)
Represents the number of shares earned but unvested under the 2013 OPP as of December 31, 2015. Awards earned under the 2013 OPP vested as to 50% of the shares as of December 31, 2015, which were paid in fully vested shares of our common stock in 2016. The remaining 50% was issued in the form of restricted stock units granted in 2016 that vested (or vests) in equal annual installments on December 31, 2016 and December 31, 2017, subject to continued employment.

(9)
The market value of earned but unvested rights in the 2013 OPP is calculated by multiplying the fair value of a share of our common stock on December 31, 2015 ($28.14) by the number of shares earned but unvested under the 2013 OPP as of December 31, 2015.

(10)
Consists of (i) 28%, 15%, 10% and 10% for Messrs. Coleman, Lammas, Barton and Vouvalides, respectively, multiplied by (ii) $12,000,000, which equals the maximum bonus pool that is eligible to be earned under the 2014 OPP assuming the Company’s absolute and relative TSR performance for the three-year performance period under the 2014 OPP continues at the same rate as we experienced from January 1, 2014, the first day of the performance period, through December 31, 2015, divided by (iii) $28.14, which is the fair market value of a share of our common stock on December 31, 2015. Any awards earned under the 2014 OPP upon the completion of the three-year performance period will be paid 50% in fully vested shares of our common stock and 50% in RSUs that vest in equal annual installments on December 31, 2017 and December 31, 2018, subject to continued employment. If the performance period ends prior to its three-year term upon a change in control, any awards earned will be paid only in shares.

(11)
The market value of unearned rights in the OPPs is calculated by multiplying the fair value of a share of our common stock on December 31, 2015 ($28.14) by the number of shares equivalent to the fair value of each named executive officer’s participation interest in the applicable OPP bonus pool (as determined in accordance with SEC rules and footnotes 10 and 12). For more information about the OPPs, see “Elements of Executive Officer Compensation—Outperformance Programs” above.

(12)
Consists of (i) 22.4%, 12%, 8%, 10% and 4% for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, multiplied by (ii) $0, which equals the bonus pool that is eligible to be earned under the 2015 OPP assuming the Company’s absolute and relative TSR performance for the three-year performance period under the 2015 OPP continues at the same rate as we experienced from January 1, 2015, the first day of the performance period, through December 31, 2015, divided by (iii) $28.14, which is the fair market value of a share of our common stock on December 31, 2015. Any awards earned under the 2015 OPP upon the completion of the three-year performance period will be paid 50% in fully vested shares of our common stock and 50% in RSUs that vest in equal annual installments on December 31, 2018 and December 31, 2019, subject to continued employment. If the performance period ends prior to its three-year term upon a change in control, any awards earned will be paid only in shares.

(13)
Consists of the unvested portion of the RSU retention award, which is scheduled to vest in four installments on January 1 of each of 2017, 2018, 2019 and 2020 based on the achievement of certain absolute or relative total shareholder return goals measured annually or, if neither of the shareholder return hurdles are achieved for an applicable year during the performance period, the unvested portion of this award will remain eligible to vest on January 1, 2020 based on the achievement of a cumulative total shareholder return goal, as well as (in each case) continued employment through the applicable vesting date.

(14)
The market value of the unvested portion of the restricted stock unit retention award is calculated by multiplying the fair value of a share of our common stock on December 31, 2015 ($28.14) by the number of unvested restricted stock units as of December 31, 2015.

(15)
Consists of restricted stock granted on June 29, 2013, which vests in three substantially equal installments on each of June 29, 2014, 2015 and 2016, subject to continued service with us through the applicable vesting dates.

2015 OPTION EXERCISES AND STOCK VESTED

The following table summarizes vesting of stock applicable to our named executive officers during the year December 31, 2015. None of the named executive officers held any options during 2015:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Victor J. Coleman	104,591	3,111,126
Mark T. Lammas	49,748	1,497,810
Christopher J. Barton	24,548	754,151
Alexander Vouvalides	26,196	771,575
Joshua Hatfield	1,648	46,737
__________________

(1)
Amounts shown are calculated by multiplying the fair market value of our common stock on the applicable vesting date by the number of shares of restricted stock that vested on such date. In addition, the value includes dividend equivalent rights that were paid in 2015.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreements

Termination Without Cause or for Good Reason

Under the executives’ employment agreements, if an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each, as defined in the employment agreements) then, in addition to accrued amounts and any earned but unpaid bonuses, the executive will be entitled to receive the following:

•
A lump-sum payment in an amount equal to one (or, with respect to Mr. Coleman, three) times the sum of (i) the executive’s annual base salary then in effect, (ii) the average annual bonus earned by the executive during the two prior fiscal years and (iii) with respect to Mr. Coleman only, the average value of any annual equity awards made to Mr. Coleman during the two prior fiscal years (not including any awards granted pursuant to a multi-year or long-term performance program, initial hiring or retention award or similar non-reoccurring award);

•
Accelerated vesting of all outstanding equity awards held by the executive as of the termination date (other than any outperformance program awards and other than the one-time RSU retention awards, for which accelerated vesting provisions are described below); and

•	Company-subsidized healthcare continuation coverage for up to 18 months after the termination date.

In the event that an executive’s employment is terminated by the Company without “cause” or by the executive for “good reason,” in either case, on or within one year after a change in control, then the executive will be entitled to receive the same payments and benefits described above, except that the amount of the cash severance received by each executive, other than Mr. Coleman, will be multiplied by two (rather than one).

Death or Disability of Executive

Upon a termination of employment by reason of death or disability, the executive or his/her estate will be entitled to accelerated vesting of all outstanding equity awards held by the executive as of the termination date (other than any outperformance program awards, for which accelerated vesting provisions are described below), in addition to accrued amounts and earned but unpaid bonuses.

Change in Control (no termination)

If the Company has a change in control and the successor company does not assume or substitute new awards pursuant to the 2010 Plan for any outstanding awards of restricted stock, such awards will vest in full to the extent then unvested.

Outperformance Program

Under the 2014 OPP and the 2015 OPP, if the three-year performance period is terminated prior to December 31, 2016 or December 31, 2017, respectively, in connection with a change in control, the OPP awards, to the extent earned as of the change in control, will be paid entirely in fully vested shares of our common stock immediately prior to the change in control.

If a participant’s employment is terminated without “cause,” for “good reason” or due to the participant’s death or disability during the applicable performance period (referred to as qualifying terminations), the participant will be paid his or her OPP award at the end of the performance period in fully vested shares, to the extent earned based on achievement of the performance goals during the performance period. Any such payment will be pro-rated in the case of a termination without “cause” or for “good reason” by reference to the participant’s period of employment during the applicable performance period.

If we experience a change in control or a participant experiences a qualifying termination of employment, in either case, after the end of the applicable performance period, any unvested RSUs granted under the OPPs that remain outstanding will accelerate and vest in full upon such event.

RSU Retention Awards

Under the RSU retention awards held by Messrs. Coleman, Lammas, Barton and Vouvalides, upon a termination of the executive’s employment by the Company without “cause,” by the executive for “good reason” or due to the executive’s death or disability, the RSU award will vest in full based on the achievement of a pro-rated cumulative total shareholder return goal through the termination date. In addition, in the event of a change in control of the Company prior to the completion of the performance period, the RSU award will vest in full if the Company achieves a pro-rated cumulative total shareholder return goal for the shortened performance period through the change in control date.

Summary of Potential Payments Upon Termination or Change in Control

The following table summarizes the payments that would be made to our named executive officers upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2015. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination, or (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation, and assume that any successor company in a change in control assumed or substituted awards for any outstanding awards under the 2010 Plan.

Name	Benefit	Death($)	Disability($)	Termination Without Cause or for Good Reason (no Change in Control) ($)	Change in Control (no Termination) ($)(1)	Termination Without Cause or for Good Reason in Connection with a Change in Control($)(1)
Victor J. Coleman	Cash Severance(2)	—	—	11,684,967	—	11,684,967
	Continued Health Benefits(3)	—	—	40,969	—	40,969
	Equity Acceleration	11,472,008(4)	11,472,008(4)	10,651,003(5)	4,315,998(6)	11,566,100(7)
	Life Insurance(8)	50,000	—	—	—	—
	Total	11,522,008	11,472,008	22,376,939	4,315,998	23,292,036
Mark T. Lammas	Cash Severance(2)	—	—	1,012,500	—	2,025,000
	Continued Health Benefits(3)	—	—	40,969	—	40,969
	Equity Acceleration	5,361,614(4)	5,361,614(4)	4,921,790(5)	2,495,367(6)	5,412,021(7)
	Life Insurance(8)	50,000	—	—	—	—
	Total	5,411,614	5,361,614	5,975,259	2,495,367	7,477,990
Christopher J. Barton	Cash Severance(2)	—	—	809,375	—	1,618,750
	Continued Health Benefits(3)	—	—	40,677	—	40,677
	Equity Acceleration	3,149,899(4)	3,149,899(4)	2,856,683(5)	1,663,550(6)	3,183,504(7)
	Life Insurance(8)	50,000	—	—	—	—
	Total	3,199,899	3,149,899	3,706,735	1,663,550	4,842,931
Alexander Vouvalides	Cash Severance(2)	—	—	793,750	—	1,587,500
	Continued Health Benefits(3)	—	—	40,969	—	40,969
	Equity Acceleration	3,605,684(4)	3,605,684(4)	3,605,684(5)	1,417,127(6)	3,932,505(7)
	Life Insurance(8)	50,000	—	—	—	—
	Total	3,655,684	3,605,684	4,440,403	1,417,127	5,560,974
Josh Hatfield	Cash Severance(2)	—	—	525,000	—	1,050,000
	Continued Health Benefits(3)	—	—	32,387	—	32,387
	Equity Acceleration	440,025(4)	440,025(4)	440,025(5)	—	440,025(7)
	Life Insurance(8)	50,000	—	—	—	—
	Total	490,025	440,025	997,412	—	1,522,412
__________________

(1)
In accordance with the employment agreement terms, if any payments made in connection with a change in control would otherwise be subject to an excise tax under Section 4999 of the Code by reason of the “golden parachute” rules contained in Section 280G of the Code, such payments will be reduced if and to the extent that doing so will result in net after-tax payments and benefits for the executive officer that are more favorable than the net after-tax payments and benefits payable to the executive officer in the absence of such a reduction after the imposition of the excise tax. The figures reported in this column do not reflect any such reductions as a result of Code Section 280G limits. No executive officer is entitled to any tax gross-up payment in connection with change in control payments (or otherwise).

(2)
Cash severance was calculated by multiplying the applicable severance multiple (described above) by the sum of (i) the executive officer’s annual base salary in effect on December 31, 2015; (ii) the average annual bonus earned by the executive officer during 2013 and 2014; and (iii) with respect to Mr. Coleman only, the average value of any annual equity award made to the executive officer with respect to 2013 and 2014, not including any outperformance program awards granted to the executive officer.

(3)
Represents the aggregate premium payments that we would be required to pay to or on behalf of the applicable executive to provide continued health insurance coverage under COBRA (based on the executive’s health insurance coverage elections as of December 31, 2015) for 18 months.

(4)
Represents, for each executive officer, the sum of the values attributable to (i) the accelerated vesting of the unvested portion of all outstanding shares of restricted stock held by the executive officer as of December 31, 2015, (ii) the accelerated vesting of the portion of the executive’s 2012 and 2013 OPP awards that was unvested as of December 31, 2015, (iii) the accelerated vesting of the 2014 OPP and 2015 OPP awards held by the executive officer and (iv) the accelerated vesting of the RSU retention awards based on the achievement of pro-rated performance goals. Amounts do not include the dividend equivalents that may become payable in respect of the executive’s 2014 OPP and 2015 OPP award upon the termination, as that amount is not yet determinable. As required by applicable disclosure rules, these values reflect a hypothetical termination of the executive’s employment occurring on December 31, 2015.

The value of accelerated restricted stock vesting was calculated by multiplying (a) the number of shares subject to acceleration by (b) the fair market value of a share of common stock on December 31, 2015 ($28.14). The following table sets forth the unvested shares of restricted stock held by each executive officer as of December 31, 2015:

Name	December 2013	June 2013	December 2014	December 2015
Mr. Coleman	26,407	—	54,933	176,304
Mr. Lammas	13,580	—	23,072	66,996
Mr. Barton	4,905	—	12,085	37,024
Mr. Vouvalides	4,905	2,349	23,072	59,062
Mr. Hatfield	—	—	3,296	12,341

The value of the accelerated vesting of the 2012 and 2013 OPP awards was calculated by multiplying (a) the number of earned but unvested shares subject to acceleration by (b) the fair market value of a share of common stock on December 31, 2015 ($28.14).

The 2014 OPP awards were valued for each executive officer by multiplying (x) the executive officer’s interest in the 2014 OPP, or 28%, 15%, 10%, 10% and 0% for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, times (y) the projected bonus pool under the 2014 OPP, or $8,796,481. The 2014 OPP bonus pool is not yet determinable. We have estimated for purposes of this disclosure that the Company’s TSR performance over the remainder of the performance period will replicate the Company’s actual TSR performance from January 1, 2014 through December 31, 2015. Note, however, that the value of these accelerated 2014 OPP awards would ultimately reflect actual performance and, accordingly, if our actual TSR results vary, the amounts payable in respect of 2014 OPP awards under this scenario could be greater or less than the amounts reported.

The 2015 OPP awards were valued for each executive officer by multiplying (x) the executive officer’s interest in the 2015 OPP, or 22.4%, 12%, 8%, 10% and 4% for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, times (y) the projected bonus pool under the 2015 OPP, or $0. The 2015 OPP bonus pool is not yet determinable. We have estimated for purposes of this disclosure that the Company’s TSR performance over the remainder of the performance period will replicate the Company’s actual TSR performance from January 1, 2015 through December 31, 2015. Note, however, that the value of these accelerated 2015 OPP awards would ultimately reflect actual performance and, accordingly, if our actual TSR results vary, the amounts payable in respect of 2015 OPP awards under this scenario could be greater or less than the amounts reported.
The value of the accelerated vesting of the RSU retention awards as of December 31, 2015 was $0, as the performance period attributable to these awards (2016—2019) had not yet commenced.

(5)
Represents, for each executive officer, the sum of the values attributable to (i) the accelerated vesting of the unvested portion of all outstanding shares of restricted stock held by the executive officer as of December 31, 2015, (ii) the accelerated vesting of the portion of the executive’s 2012 and 2013 OPP awards that was unvested as of December 31, 2015, (iii) the pro-rated accelerated vesting of the 2014 OPP award and 2015 OPP award held by the executive officer and (iv) the accelerated vesting of the RSU retention awards based on the achievement of pro-rated performance goals. Amounts do not include the dividend equivalents that may become payable in respect of the executive’s 2014 OPP award and 2015 OPP award upon the termination, as that amount is not yet determinable. As required by applicable disclosure rules, these values reflect a hypothetical termination of the executive’s employment occurring on December 31, 2015.

The value of accelerated restricted stock, RSU retention awards and 2012 and 2013 OPP awards vesting was calculated as described in footnote (4) above.

The 2014 OPP awards were valued for each executive officer by multiplying (x) the executive officer’s interest in the 2014 OPP, or 28%, 15%, 10%, 10% and 0% for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, times (y) the pro-rated portion of the performance period elapsed through December 31, 2015, or approximately two-thirds, times (z) the projected bonus pool under the 2014 OPP, or $8,796,481. The 2014 OPP bonus pool is not yet determinable. We have estimated for purposes of this disclosure that the Company’s TSR performance over the remainder of the performance period will replicate the Company’s actual TSR performance from January 1, 2014 through December 31, 2015. Note, however, that the value of these accelerated 2014 OPP awards would ultimately reflect actual performance and, accordingly, if our actual TSR results vary, the amounts payable in respect of 2014 OPP awards under this scenario could be greater or less than the amounts reported.

The 2015 OPP awards were valued for each executive officer by multiplying (x) the executive officer’s interest in the 2015 OPP, or 28%, 15%, 10%, 10% and 5% for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, times (y) the pro-rated portion of the performance period elapsed through December 31, 2015, or approximately one-third, times (z) the projected bonus pool under the 2015 OPP, or $0. The 2015 OPP bonus pool is not yet determinable. We have estimated for purposes of this disclosure that the Company’s TSR performance over the remainder of the performance period will replicate the Company’s actual TSR performance from January 1, 2015 through December 31, 2015. Note, however, that the value of these accelerated 2015 OPP awards would ultimately reflect actual performance and, accordingly, if our actual TSR results vary, the amounts payable in respect of 2015 OPP awards under this scenario could be greater or less than the amounts reported.

(6)
Represents, for each executive officer, the full accelerated vesting of (i) the earned but unvested portion of the executive’s 2012 and 2013 OPP awards as of December 31, 2015 and (ii) the 2014 OPP award and 2015 OPP award held by the executive officer based on actual performance through December 31, 2015, plus the dividend equivalents that would become payable in respect of the executive’s 2014 OPP and 2015 OPP awards upon the change in control. In addition, includes the value of the accelerated vesting of the RSU retention awards based on the achievement of pro-rated performance goals. As required by applicable disclosure rules, these values reflect a hypothetical change in control occurring on December 31, 2015.

The value of accelerated restricted stock and 2012 and 2013 OPP awards vesting was calculated as described in footnote (4) above.

The 2014 OPP award values were determined for each executive officer by multiplying (x) the executive officer’s pool interest of 28%, 15%, 10%, 10% and 0% for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, by (y) a bonus pool of $8,796,481 determined based on actual TSR performance through December 31, 2015.

The 2014 OPP award values for each executive also include an amount equal to the aggregate dividend equivalents that would become payable to the executive in respect of his 2014 OPP award upon such change in control, or $94,092, $50,047, $33,605, $33,605 and $0 for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, based on the dividends per share declared during the performance period (beginning on January 1, 2014) through December 31, 2015 ($1.075).

The 2015 OPP award values were determined for each executive officer by multiplying (x) the executive officer’s pool interest of 22.4%, 12%, 8%, 10% and 4% for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, by (y) a bonus pool of $0, determined based on actual TSR performance through December 31, 2015.

The 2015 OPP award values for each executive also include an amount equal to the aggregate dividend equivalents that would become payable to the executive in respect of his 2015 OPP award upon such change in control, or $0 for each named executive officer, based on the dividends per share declared during the performance period (beginning on January 1, 2015) through December 31, 2015 and the bonus pool of $0 (determined based on actual TSR performance through December 31, 2015).

The value of the accelerated vesting of the RSU retention awards as of December 31, 2015 was $0, as the performance period attributable to these awards (2016—2019) had not yet commenced.

(7)
Represents, for each executive officer, the sum of the values attributable to (i) the accelerated vesting of the unvested portion of all outstanding shares of restricted stock held by the executive officer as of December 31, 2015, (ii) the accelerated vesting of the portion of the executive’s 2013 OPP award that was unvested as of December 31, 2015, (iii) the full accelerated vesting of the 2014 OPP award and 2015 OPP award held by the executive officer based on actual performance through December 31, 2015, and (iv) the accelerated vesting of the RSU retention awards based on the achievement of pro-rated performance goals. As required by applicable disclosure rules, these values reflect a hypothetical change in control and qualifying termination of the executive’s employment occurring on December 31, 2015.

The value of accelerated restricted stock, RSU retention awards and 2012 and 2013 OPP awards vesting was calculated as described in footnote (4) above.

The 2014 OPP award values were determined for each executive officer by multiplying (x) the executive officer’s pool interest of 28%, 15%, 10%, 10% and 0% for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, by (y) a bonus pool of $8,796,481, determined based on actual TSR performance through December 31, 2015.

The 2014 OPP award values for each executive also include an amount equal to the aggregate dividend equivalents that would become payable to the executive in respect of his 2014 OPP award upon such change in control, or $94,092, $50,407, $33,605, $33,605 and $0 for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, based on the dividends per share declared during the performance period (beginning on January 1, 2014) through December 31, 2015 ($1.075).

The 2015 OPP award values were determined for each executive officer by multiplying (x) the executive officer’s pool interest of 22.4%, 12%, 8%, 10% and 4% for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, by (y) a bonus pool of $0, determined based on actual TSR performance through December 31, 2015.

The 2015 OPP award values for each executive also include an amount equal to the aggregate dividend equivalents that would become payable to the executive in respect of his 2015 OPP award upon such change in control, or $0 for each named executive officer, based on the dividends per share declared during the performance period (beginning on January 1, 2015) through December 31, 2015 and the bonus pool of $0 (determined based on actual TSR performance through December 31, 2015).

(8)	Represents the life insurance proceeds payable by a third-party insurer under the executive’s life insurance policy upon a termination of employment due to death.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2015 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by stockholders	6,406,795(2)	—	7,628,488(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	6,406,795	—	7,628,488
______________

(1)	Consists of the 2010 Plan.

(2)	Represents unvested restricted stock, unvested RSUs and potential awards under our OPP plans using the maximum bonus pool eligible to be earned.

(3)
As of December 31, 2015, 7,628,488 fungible units remained available for issuance under our 2010 Plan. This fungible unit limit means that, based on the relative fungible unit weights attributable to different award types under the plan, the maximum number of shares that may be issued under the plan as of December 31, 2015 ranged from 2,585,928 to 9,780,112 shares, with the ultimate share limit determined by reference to the types of awards actually granted under the plan. The amount disclosed in the table represents the number of shares that would be available for issuance if all awards made after December 31, 2015 are granted as ten-year options.

COMPENSATION RISK ANALYSIS

As part of the 2015 compensation process, the Compensation Committee, in conjunction with FTI, considered the matter of risks to stockholders and to the achievement of performance objectives that may be inherent in the compensation programs. After reviewing and discussing the foregoing, it was concluded that the Company’s compensation programs are designed with an appropriate risk-reward balance in relation to the Company’s business strategy and that none of the compensation programs encourage any executive or employee to take on excessive or unnecessary risks that are reasonably likely to have a material adverse effect on the Company. The following elements of our executive compensation plans and practices were considered in evaluating whether such plans and practices encourage our executives to take unnecessary risks:

•
We evaluate performance based on a variety of business objectives, including but not limited to, execution of capital markets strategy, expansion of asset base, sourcing and completion of accretive acquisitions, strength of balance sheet, earnings, and occupancy and leasing performance, that we believe correlate to the long-term, sustainable creation of stockholder value;

•
The most material component of equity-based executive compensation since completion of our IPO has been in the form of restricted stock and our OPPs, which pay out in common stock and restricted stock units, each of which, as compared to stock options or other market-based equity compensation vehicles, retains some degree of value even in periods of depressed markets and thus provides executives with a baseline of value that lessens the likelihood that executives will undertake any unnecessary risks to get or keep options (or other similar vehicle) “in-the-money”;

•
In 2015, our Compensation Committee retained ultimate discretion in setting compensation and did not rely on pre-determined formulas, therefore our executives were not encouraged to take unreasonable risks to meet certain hurdles to avoid not achieving the required formulaic metric; and

•
As the most material portion of each executive’s compensation to date has been in the form of stock, our executives have sizable holdings of equity in the Company, which aligns an appropriate portion of their personal wealth with our long-term performance. None of the shares of our stock or the common units of limited partnership interest in our Operating Partnership, or common units, owned by our directors and executive officers are pledged as collateral for a loan.

STOCK OWNERSHIP

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock and shares of common stock into which common units are exchangeable for (i) each person who is the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our directors and named executive officers, and (iii) all of our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold shares of common stock as opposed to common units is set forth in the footnotes below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of March 25, 2016 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. As of March 25, 2016, 90,007,397 shares of our common stock were issued and outstanding.

Unless otherwise indicated, the address of each named person is c/o Hudson Pacific Properties, Inc., 11601 Wilshire Blvd., Ninth Floor, Los Angeles, California 90025.

Name of Beneficial Owner	Number of Shares and Common Units Beneficially Owned	Percentage of Outstanding Common Stock(1)	Percentage of Outstanding Common Stock and Common Units(2)
Blackstone(3)	63,474,791	43.82	43.39
The Vanguard Group(4)	11,247,863	12.50	7.69
Invesco Ltd.(5)	8,114,326	9.02	5.55
Vanguard Specialized Funds(6)	5,482,965	6.09	3.75
The Bank of New York Mellon Corporation(7)	5,104,566	5.67	3.49
BlackRock, Inc.(8)	4,797,272	5.33	3.28
Victor J. Coleman(9)	1,307,992	1.45	*
Mark T. Lammas	281,393	*	*
Christopher J. Barton	152,231	*	*
Alexander Vouvalides	143,502	*	*
Joshua Hatfield	16,666	*	*
Theodore R. Antenucci	23,185	*	*
Frank Cohen(10)	—	*	*
Richard B. Fried(11)	9,618,109	10.58	6.57
Jonathan M. Glaser	120,436	*	*
Robert L. Harris II	4,279	*	*
Mark D. Linehan	37,203	*	*
Robert M. Moran, Jr.	23,185	*	*
Michael Nash(10)	—	*	*
Barry A. Porter	59,855	*	*
John Schreiber(12)	—	*	*
All directors and executive officers as a group (25 persons)	12,184,215	13.35	8.33
__________________
* Represents less than 1.0%.

(1)
Based on 90,007,397 shares of common stock outstanding as of March 25, 2016. In addition, amounts for each person assume that all common units held by the person are exchanged for shares of our common stock, and amounts for all directors and executive officers as a group assume all common units held by them are exchanged for shares of our common stock, in each case, regardless of when such common units are exchangeable. The total number of shares of our common stock outstanding used in calculating this percentage assumes that none of the common units held by other persons are exchanged for shares of our common stock.

(2)
Based on 90,007,397 shares of common stock outstanding as of March 25, 2016 and 56,296,315 outstanding common units held by limited partners as of March 25, 2016, which units may be redeemed for cash or, at our option, exchanged for shares of our common stock. Does not include shares of our common stock that may be issued upon exchange of our series A preferred units issued of limited partnership interest in our Operating Partnership in the formation transactions or upon exchange of common units into which such series A preferred units may be converted.

(3)
Reflects that HPP BREP V Holdco A LLC directly owns 1,913,567 shares of common stock and 5,426,289 common units, HPP BREP V.TE.1 Holdco A LLC directly owns 669,716 shares of common stock and 1,899,111 common units, Blackstone HPP BREP V.TE.2 Holdco A LLC directly owns 1,720,620 shares of common stock and 4,879,148 common units, HPP BREP V.F Holdco A LLC directly owns 470,476 shares of common stock and 1,334,127 common units, HPP BRE Holdings V Holdco A LLC directly owns 192,760 shares of common stock and 546,960 common units, HPP BREP VI Holdco A LLC directly owns 1,335,362 shares of common stock and 3,782,328 common units, HPP BREP VI.TE.1 Holdco A LLC directly owns 388,898 shares of common stock and 1,101,527 common units, HPP BREP VI.TE.2 Holdco A LLC directly owns 815,338 shares of common stock and 2,309,392 common units, HPP BREP VI AV Holdco A LLC directly owns 661,829 shares of common stock and 1,874,587 common units, HPP BREP (AIV) VI Holdco A LLC directly owns 4,120 shares of common stock and 11,671 common units, HPP BRE Holdings VI Holdco A LLC directly owns 23,584 shares of common stock and 66,799 common units, HPP BFREP VI SMD Holdco A LLC directly owns 80,675 shares of common stock and 228,507 common units, HPP BREP V Holdco B LLC directly owns 6,740,703 common units, HPP BREP V.TE.1 Holdco B LLC directly owns 2,359,132 common units, HPP BREP V.TE.2 Holdco B LLC directly owns 6,061,030 common units, HPP BREP V.F Holdco B LLC directly owns 1,657,293 common units, HPP BRE Holdings V Holdco B LLC directly owns 678,659 common units, HPP BREP VI Holdco B LLC directly owns 4,708,277 common units, HPP BREP VI.TE.1 Holdco B LLC directly owns 1,371,192 common units, HPP BREP VI.TE.2 Holdco B LLC directly owns 2,874,753 common units, HPP BREP VI AV Holdco B LLC directly owns 2,333,504 common units, HPP BREP (AIV) VI Holdco B LLC directly owns 14,528 common units, HPP BRE Holdings VI Holdco B LLC directly owns 83,152 common units, HPP BFREP VI SMD Holdco B LLC directly owns 284,449 common units, Nantucket Services L.L.C. directly owns 4,313 shares of common stock and 27,423 common units and Blackhawk Services II LLC (together, the “Blackstone Stockholders”) directly owns 345,053 shares of common stock and 2,193,939 common units. An aggregate of 8,276,945 of such shares of common stock and 52,627,118 of such common units have been pledged pursuant to a margin loan as described in “Related-Party and Other Transactions Involving Our Officers and Directors-Blackstone Margin Loan” below.

The sole member of HPP BREP V Holdco A LLC and HPP BREP V Holdco B LLC is Blackstone Real Estate Partners V L.P. The sole member of HPP BREP V.TE.1 Holdco A LLC and HPP BREP V.TE.1 Holdco B LLC is Blackstone Real Estate Partners V.TE.1 L.P. The sole member of HPP BREP V.TE.2 Holdco A LLC and HPP BREP V.TE.2 Holdco B LLC is Blackstone Real Estate Partners V.TE.2 L.P. The sole member of HPP BREP V.F Holdco A LLC and HPP BREP V.F Holdco B LLC is Blackstone Real Estate Partners V.F L.P. The sole member of HPP BRE Holdings V Holdco A LLC and HPP BRE Holdings V Holdco B LLC is Blackstone Real Estate Holdings V L.P. The sole member of HPP BREP VI Holdco A LLC and HPP BREP VI Holdco B LLC is Blackstone Real Estate Partners VI L.P. The sole member of HPP BREP VI.TE.1 Holdco A LLC and HPP BREP VI.TE.1 Holdco B LLC is Blackstone Real Estate Partners VI.TE.1 L.P. The sole member of HPP BREP VI.TE.2 Holdco A LLC and HPP BREP VI.TE.2 Holdco B LLC is Blackstone Real Estate Partners VI.TE.2 L.P. The sole member of HPP BREP VI AV Holdco A LLC and HPP BREP VI AV Holdco B LLC is Blackstone Real Estate Partners VI (AV) L.P. The sole member of HPP BREP (AIV) VI Holdco A LLC and HPP BREP (AIV) VI Holdco B LLC is Blackstone Real Estate Partners (AIV) VI L.P. The sole member of HPP BRE Holdings VI Holdco A LLC and HPP BRE Holdings VI Holdco B LLC is Blackstone Real Estate Holdings VI L.P. The sole member of HPP BFREP VI SMD Holdco A LLC and HPP BFREP VI SMD Holdco B LLC is Blackstone Family Real Estate Partnership VI - SMD L.P.

The managers of Nantucket Services, LLC are, acting collectively and unanimously, Blackstone Real Estate Partners V L.P., Blackstone Real Estate Partners V.TE.1 L.P., Blackstone Real Estate Partners V.TE.2 L.P., Blackstone Real Estate Partners V.F L.P. and Blackstone Real Estate Holdings V L.P. The managers of Blackhawk Services II LLC are, acting collectively and unanimously, Blackstone Real Estate Partners V L.P. and Blackstone Real Estate Partners VI L.P.

The general partner of each of Blackstone Real Estate Partners V L.P., Blackstone Real Estate Partners V.TE.1 L.P., Blackstone Real Estate Partners V.TE.2 L.P. and Blackstone Real Estate Partners V.F L.P. is Blackstone Real Estate Associates V L.P. The general partner of Blackstone Real Estate Holdings V L.P. is BREP V Side-by-Side GP L.L.C. The general partner of Blackstone Real Estate Associates V L.P. is BREA V L.L.C. The sole member of BREP V Side-by-Side GP L.L.C., and the managing member of BREA V L.L.C., is Blackstone Holdings II L.P.

The general partner of each of Blackstone Real Estate Partners VI L.P., Blackstone Real Estate Partners VI.TE.1 L.P., Blackstone Real Estate Partners VI.TE.2 L.P., Blackstone Real Estate Partners VI (AV) L.P. and Blackstone Real Estate Partners (AIV) VI L.P. is Blackstone Real Estate Associates VI L.P. The general partner of Blackstone Real Estate Holdings VI L.P. is BREP VI Side-by-Side GP L.L.C. The general partner of Blackstone Real Estate Associates VI L.P. is BREA VI L.L.C. The sole member of BREP VI Side-by-Side GP L.L.C., and the managing member of BREA VI L.L.C. is Blackstone Holdings III L.P.

The general partner of Blackstone Family Real Estate Partnership VI - SMD L.P. is Blackstone Family GP L.L.C., which is in turn, wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP Inc. The sole shareholder of Blackstone Holdings I/II GP Inc. is The Blackstone Group L.P. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each of the Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Stockholders directly or indirectly controlled by it or him, but each (other than the Blackstone Stockholders to the extent of their direct holdings) disclaims beneficial ownership of such shares. The address of each of Mr. Schwarzman and each of the entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(4)
The Vanguard Group, a Pennsylvania corporation, is the parent holding company of Vanguard Fiduciary Trust Company, a Delaware limited liability company, and Vanguard Investments Australia, Ltd. The Vanguard Group, Inc. may be deemed to beneficially own the shares owned by Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The principal address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA, 19355. The information in this footnote is based solely upon a Schedule 13G/A filed by The Vanguard Group on February 11, 2016.

(5)
Invesco Ltd., a Bermuda corporation, is the parent company of Invesco Advisers, Inc. and Invesco PowerShares Capital Management LLC, each an investment adviser, and Invesco Ltd. may be deemed to beneficially own the shares held by these investment advisers. The principal address for Investco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA, 30309. The information in this footnote is based solely upon a Schedule 13G/A filed on February 9, 2016.

(6)
Vanguard Specialized Funds—Vanguard REIT Index Fund is a Delaware corporation. The principal address for The Vanguard Specialized Funds is 100 Vanguard Blvd., Malvern, PA, 19355. The information in this footnote is based solely upon a Schedule 13G/A filed by the Vanguard Specialized Funds on February 9, 2016.

(7)
The Bank of New York Mellon Corporation, a New York corporation, is the direct or indirect parent company of The Bank of New York Mellon, BNY Mellon, National Association, The Dreyfus Corporation (parent holding company of MBSC Securities Corporation), Mellon Capital Management Corporation, CenterSquare Investment Management, Inc., CenterSquare Investment Management Holdings, Inc., Pershing LLC, MBC Investments Corporation (parent holding company of Mellon Capital Management Corporation; BNY Mellon Investment Management (Jersey) Ltd.), and Pershing Group LLC. (parent holding company of Lockwood Advisors, Inc. and Pershing LLC). The Bank of New York Mellon Corporation may be deemed to beneficially own shares owned by The Bank of New York Mellon, BNY Mellon, National Association, The Dreyfus Corporation, Mellon Capital Management Corporation, CenterSquare Investment Management, Inc., CenterSquare Investment Management Holdings, Inc., Pershing LLC, MBC Investments Corporation, and Pershing Group LLC. The principal address for The Bank of New York Mellon Corporation is 225 Liberty Street, New York City, NY, 10286. The information in this footnote is based solely upon a Schedule 13G/A filed by The Bank of New York Mellon Corporation on February 1, 2016.

(8)
BlackRock, Inc., a New York corporation, is the parent holding company of BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, and BlackRock Japan Co Ltd. BlackRock, Inc. may be deemed to beneficially own the shares owned by BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, and BlackRock Japan Co Ltd. The principal address for BlackRock, Inc. is 55 East 52 Street, New York City, NY, 10055. The information in this footnote is based solely upon a Schedule 13G/A filed by BlackRock Inc. on January 26, 2016.

(9)
Includes shares of common stock held by the 2012 Coleman Gift Trust, over which Victor J. Coleman exercises investment control. The beneficiaries of the 2012 Coleman Gift Trust are Mr. Coleman’s children.

(10)
Messrs. Cohen and Nash are each employees of Blackstone, but each disclaims beneficial ownership of the shares beneficially owned by Blackstone. The address for Messrs. Cohen and Nash is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(11)
Includes shares of common stock and common units held by the Farallon Funds and shares of restricted common stock held individually by Richard B. Fried. Mr. Fried is a Managing Member (with the power to exercise investment discretion) of FPLLC, the general partner of each of the Farallon Funds, and as such may be deemed to have beneficial ownership of the shares of common stock and common units owned by the Farallon Funds. Mr. Fried disclaims beneficial ownership of all such shares and common units held by the Farallon Funds. The information in this footnote is based solely upon information provided in a Form 4/A filed by Mr. Fried on June 2, 2015 and a schedule 13D/A filed by the Farallon Funds and related reporting persons on April 14, 2015.

(12)
Mr. Schreiber is a partner and co-founder of Blackstone Real Estate Advisors, which is affiliated with Blackstone. Mr. Schreiber disclaims beneficial ownership of the shares beneficially owned by Blackstone. The address for Mr. Schreiber is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154. Mr. Schreiber resigned from our Board on January 13, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. SEC regulations require us to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Form 5 was required for such persons, we believe that, during the fiscal year ended December 31, 2015, our executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them. Each of Messrs. Coleman, Lammas, Barton, Vouvalides, Shimoda, Diramerian and Ms. Tidwell filed one late report on Form 4 for shares (time-vesting restricted stock units) awarded on March 12, 2015 in connection with the vesting of the 2012 OPP.

RELATED-PARTY AND
OTHER TRANSACTIONS INVOLVING OUR OFFICERS AND DIRECTORS

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Corporate Headquarters Lease with Blackstone

On July 26, 2006, our predecessor, Hudson Capital, LLC, entered into a lease agreement and subsequent amendments with landlord Trizec Holdings Cal, LLC (an affiliate of Blackstone Real Estate Partners V and Blackstone Real Estate Partners
VI) for our corporate headquarters at 11601 Wilshire Boulevard. We currently occupy approximately 40,120 square feet of the property’s space. On December 16, 2015, we entered into an amendment of that lease to expand the space to approximately 42,371 square feet of the property’s space and to extend the term by an additional three years, to a total of ten years, through August 31, 2025. The lease commencement date was September 1, 2015. As of December 31, 2015, the minimum future rents payable under the new lease is $21.8 million.

Agreement Related to EOP Acquisition

On April 1, 2015, the Company completed the EOP Acquisition from certain affiliates of Blackstone, which consisted of 26 high-quality office assets totaling approximately 8.2 million square feet and two development parcels located throughout the San Francisco Peninsula, Redwood Shores, Palo Alto, Silicon Valley and North San Jose submarkets. The total consideration paid for the EOP Acquisition before certain credits, proration, and closing costs included a cash payment of $1.75 billion and an aggregate of 63,474,791 shares of common stock of the Company and common units in the Operating Partnership.

The Stockholders Agreement

On April 1, 2015, in connection with the closing of the EOP Acquisition as described above, the Company entered into the Stockholders Agreement by and among the Company, the Operating Partnership, Blackstone Real Estate Advisors L.P., or BREA, and Blackstone. The Stockholders Agreement sets forth various arrangements and restrictions with respect to the governance of the Company and certain rights of Blackstone with respect to the shares of common stock of the Company and common units of the Operating Partnership received by the Blackstone in connection with the EOP Acquisition (the “Equity Consideration”).

Pursuant to the terms of the Stockholders Agreement, in April 2015 the Board was expanded from eight to eleven directors, and three director nominees designated by Blackstone to the Board were elected. On January 13, 2016, Mr. Schreiber resigned from our Board, and Blackstone indicated that it would not designate an individual to replace him. Subsequently, the Board voted to decrease its size to ten directors. Subject to certain exceptions, the Board will continue to include Blackstone’ designees in its slate of nominees, and will continue to recommend such nominees, and will otherwise use its reasonable best efforts to solicit the vote of the Company’s stockholders to elect to the Board the slate of nominees which includes those designated by Blackstone. Blackstone will have the right to designate three nominees for so long as it continues to beneficially own, in the aggregate, greater than 50% of the Equity Consideration. If Blackstone’ beneficial ownership of the Equity Consideration decreases, then the number of director nominees that Blackstone will have the right to designate will be reduced (i) to two, if Blackstone beneficially owns greater than or equal to 30% but less than or equal to 50% of the Equity Consideration, and (ii) to one, if Blackstone beneficially owns greater than or equal to 15% but less than 30% of the Equity Consideration. The Board nomination rights of Blackstone will terminate at such time as Blackstone beneficially owns less than 15% of the Equity Consideration or upon written notice of waiver or termination of such rights by Blackstone. So long as Blackstone retains the right to designate at least one nominee to the Board, the Company will not be permitted to increase the total number of directors comprising the Board to more than twelve persons without the prior written consent of Blackstone.

For so long as Blackstone has the right to designate at least two director nominees, subject to the satisfaction of applicable NYSE independence requirements, Blackstone will also be entitled to appoint one such nominee then serving on the Board to serve on each committee of the Board (other than certain specified committees).

The Stockholders Agreement also includes standstill provisions, which require that, until such time as Blackstone beneficially owns shares of common stock representing less than 10% of the total number of issued and outstanding shares of common stock on a fully-diluted basis, Blackstone and BREA are restricted from, among other things, acquiring additional equity or debt securities (other than non-recourse debt and certain other debt) of the Company and its subsidiaries without the Company’s prior written consent.

In addition, pursuant to the Stockholders Agreement, until April 1, 2017, the Company is required to obtain the prior written consent of Blackstone prior to the issuance of common equity securities by it or any of its subsidiaries other than up to an aggregate of 16,843,028 shares of common stock (and certain other exceptions).

Further, until such time as Blackstone beneficially owns, in the aggregate, less than 15% of the Equity Consideration, Blackstone will cause all common stock held by it to be voted by proxy (i) in favor of all persons nominated to serve as directors of the Company by the Board (or the Nominating and Corporate Governance Committee thereof) in any slate of nominees which includes Blackstone’ nominees and (ii) otherwise in accordance with the recommendation of the Board (to the extent the recommendation is not inconsistent with the rights of Blackstone under the Stockholders Agreement) with respect to any other action, proposal or other matter to be voted upon by the Company’s stockholders, other than in connection with (A) any proposed transaction relating to a change of control of the Company, (B) any amendments to the Company’s charter or bylaws, (C) any other transaction that the Company submits to a vote of its stockholders pursuant to Section 312.03 of the NYSE Listed Company Manual or (D) any other transaction that the Company submits to a vote of its stockholders for approval.

As required by the Stockholders Agreement, the Company has agreed that Blackstone and certain of its affiliates may engage in investments, strategic relationships or other business relationships with entities engaged in other business, including those that compete with the Company or any of its subsidiaries, and will have no obligation to present any particular investment or business opportunity to the Company, even if the opportunity is of a character that, if presented to the Company, could be undertaken by the Company. As required by the Stockholders Agreement, to the maximum extent permitted under Maryland law, the Company has renounced any interest or expectancy in, or in being offered an opportunity to participate in, any such investment, opportunity or activity presented to or developed by Blackstone, its nominees for election as directors and certain of its affiliates, other than any opportunity expressly offered to a director nominated at the direction of Blackstone in his or her capacity as a director of the Company.

Further, without the prior written consent of Blackstone, the Company may not amend certain provisions of its Bylaws relating to the ability of its directors and officers to engage in other business or to adopt qualification for directors other than those in effect as of the date of the Stockholders Agreement or as are generally applicable to all directors, respectively.

The Stockholders Agreement also includes certain provisions that, together, are intended to enhance the liquidity of common units to be held by Blackstone.

Redemption Rights of Blackstone

Under the terms of the Stockholders Agreement, the Company (in its capacity as the general partner of the Operating Partnership) has waived the 14-month holding period set forth in the Fourth Amended and Restated Limited Partnership Agreement before Blackstone may require the Operating Partnership to redeem the common units and grants certain additional rights to Blackstone in connection with such redemptions. Among other things, the Company generally must give the Blackstone notice before 9:30 a.m. Eastern time on the business day after the business day on which Blackstone gives the Company notice of redemption of any common units of the Company’s election, in its sole and absolute discretion, to either (a) cause the Operating Partnership to redeem all of the tendered common units in exchange for a cash amount per common units equal to the value of one share of common stock on the date that Blackstone provided its notice of redemption, calculated in accordance with and subject to adjustment as provided in the Fourth Amended and Restated Limited Partnership Agreement and the Stockholders Agreement, or (b) subject to the restrictions on ownership and transfer of the Company’s stock set forth in its charter, acquire all of the tendered common units from Blackstone in exchange for shares of common stock, based on an exchange ratio of one share of common stock for each common unit, subject to adjustment as provided in the Fourth Amended and Restated Limited Partnership Agreement. If the Company fails to timely provide such notice, the Company will be deemed to have elected to cause the Operating Partnership to redeem all such tendered common units in exchange for shares of common stock.

The Company may also elect to cause the Operating Partnership to redeem all common units tendered by Blackstone with the proceeds of a public or private offering of common stock under certain circumstances as discussed more fully below.

Restrictions on Transfer of Common Units by Blackstone

Under the terms of the Stockholders Agreement, the Company (in its capacity as the general partner of the Operating Partnership) has waived the 14-month holding period set forth in the Fourth Amended and Restated Limited Partnership Agreement before Blackstone may transfer any common units, and has agreed to admit any permitted transferee of Blackstone as a substituted limited partner of the Operating Partnership upon the satisfaction of certain conditions described in the Fourth Amended and Restated Limited Partnership Agreement and the Stockholders Agreement. Nevertheless, the Covered Securities are subject to the transfer restrictions described above.

Ownership Limit Waiver

In connection with the issuance of the Equity Consideration, the Board granted to Blackstone and certain of its affiliates a limited exception to the restrictions on ownership and transfer of the Company’s common stock set forth in the Company’s charter (the “Charter”) that allows Blackstone and certain of its affiliates to own, directly or indirectly, in the aggregate, up to 17,707,056 shares of the Company’s common stock (the “Excepted Holder Limit”). This exception is conditioned upon the continued accuracy of various representations and covenants set forth in Blackstone’s waiver request delivered on April 1, 2015, confirming, among other things, that neither Blackstone nor certain of its affiliates may own, directly or indirectly, (i) more than 9.9% of the interests in a tenant of the Company (other than a tenant of the 1455 Market Street office property) or (ii) more than 5.45% of the interests in a tenant of the 1455 Market Street office property, in each case subject to certain exceptions that may reduce such ownership percentage, but not below 2%, and representations intended to confirm that Blackstone’s and certain of its affiliates’ ownership of the Company’s common stock will not cause the Company to otherwise fail to qualify as a REIT.

The exception for Blackstone and certain of its affiliates will apply until (i) Blackstone or any such affiliate violates any of the representations or covenants in Blackstone’s request or (ii) (a) Blackstone or any such affiliate owns, directly or indirectly, more than the applicable ownership percentage (as described above) of the interests in any tenant(s) and (b) the maximum rental income expected to be produced by such tenant(s) exceeds (x) 0.5% of the Company’s gross income (in the case of tenants other than tenants of the 1455 Market Street office property) or (y) 0.5% of the 1455 Market Street Joint Venture’s gross income (in the case of tenants of the 1455 Market Street office property) for any taxable year (the “Rent Threshold”), at which time the number of shares of Company common stock that Blackstone and certain of its affiliates may directly or indirectly own will be reduced to the number of shares of common stock which would result in the amount of rent from such tenant(s) (that would be treated as related party rents under certain tax rules) representing no more than the Rent Threshold.

In addition, due to Blackstone’s ownership of common units of limited partnership interest in the Operating Partnership and the application of certain constructive ownership rules, the Operating Partnership will be considered to own the common stock that is directly or indirectly owned by Blackstone and certain of its affiliates. For this reason, the Board has also granted the Operating Partnership an exception to the restrictions on ownership and transfer of common stock set forth in the Charter.

The Registration Rights Agreement

On April 1, 2015, in connection with the closing of the EOP Acquisition, the Company entered into a Registration Rights Agreement, dated April 1, 2015 (the “Registration Rights Agreement”), by and among the Company and Blackstone. The Registration Rights Agreement provides for customary registration rights with respect to the Equity Consideration, including the following:

•
Shelf Registration. On October 27, 2015, the Company filed a prospectus covering Blackstone’s shares of common stock received as part of the Equity Consideration as well as shares issuable upon redemption of common units received as part of the Equity Consideration. The Company is required to use its reasonable best efforts to keep such resale shelf registration statement effective for as long as Blackstone continues to hold such shares of common stock.

•
Demand Registrations. Beginning November 1, 2015 (or earlier if transfer restrictions under the Stockholders Agreement are terminated earlier), Blackstone may cause the Company to register its shares if the foregoing resale shelf registration statement is not effective or if the Company is not eligible to file a shelf registration statement.

•
Qualified Offerings. Any registered offerings requested by Blackstone that are to an underwriter on a firm commitment basis for reoffering and resale to the public, in an offering that is a “bought deal” with one or more investment banks or in a block trade with a broker-dealer will be (subject to certain specified exceptions): (i) no more frequent than once in any 120-day period, (ii) subject to underwriter lock-ups from prior offerings then in effect, and (iii) subject to a minimum offering size of $50.0 million.

•
Piggy-Back Rights. Beginning November 1, 2015 (or earlier if transfer restrictions under the Stockholders Agreement are terminated earlier), Blackstone is permitted to, among other things, participate in offerings for the Company’s account or the account of any other security holder of the Company (other than in certain specified cases). If underwriters advise that the success of a proposed offering would be significantly and adversely affected by the inclusion of all securities in an offering initiated by the Company for the Company’s own account, then the securities proposed to be included by Blackstone together with other stockholders exercising similar piggy-back rights are cut back first.

Limited Partnership Agreement

On April 1, 2015, in connection with the closing of the EOP Acquisition, the Company, as the general partner of the Operating Partnership, entered into the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated April 1, 2015 along with Blackstone and the other limited partners of the Operating Partnership. The principal changes to the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended and as in effect immediately prior to the closing of the EOP Acquisition, made by the Third Amended and Restated Limited Partnership Agreement were to add the provisions described below. The Third Amended and Restated Limited Partnership Agreement was subsequently amended and restated on December 17, 2015 by the Fourth Amended and Restated Limited Partnership Agreement of the Operating Partnership.

The Stockholders Agreement prohibits the Company, without the prior written consent of Blackstone, from amending certain provisions of the Fourth Amended and Restated Limited Partnership Agreement in a manner adverse in any respect to Blackstone (in its capacity as limited partners of the Operating Partnership), or to add any new provision to the Fourth Amended and Restated Limited Partnership Agreement that would have a substantially identical effect or from taking any action that is intended to or otherwise would have a substantially identical effect.

Restrictions on Mergers, Sales, Transfers and Other Significant Transactions of the Company

Prior to the date on which Blackstone and any of its affiliates own less than 9.8% of the Equity Consideration, the Company may not consummate any of (a) a merger, consolidation or other combination of the Company’s or the Operating Partnership’s assets with another person, (b) a sale of all or substantially all of the assets of the Operating Partnership, (c) a sale of all or substantially all of the Company’s assets not in the ordinary course of the Operating Partnership’s business or (d) a reclassification, recapitalization or change in the Company’s outstanding equity securities (other than in connection with a stock split, reverse stock split, stock dividend, change in par value, increase in authorized shares, designation or issuance of new classes of equity securities or any event that does not require the approval of the Company’s stockholders), in each case, which is submitted to the holders of the Company’s common stock for approval, unless such transaction is also approved by the partners of the Operating Partnership holding common units on a “pass through” basis, which, in effect, affords the limited partners of the Operating Partnership that hold common units the right to vote on such transaction as though such limited partners held the number of shares of common stock into which their common units were then exchangeable and voted together with the holders of the Company’s outstanding common stock with respect to such transaction.

Stock Offering Funding of Redemption

If Blackstone or any of its affiliates who become limited partners of the Operating Partnership (“Specified Limited Partners”) delivers a notice of redemption with respect to common units that, if exchanged for common stock, would result in a violation of the Excepted Holder Limit (as defined below) or otherwise violate the restrictions on ownership and transfer of the Company’s stock set forth in its charter and that have an aggregate value in excess of $50.0 million as calculated pursuant to the terms of the Fourth Amended and Restated Limited Partnership Agreement, then, if the Company is then eligible to register the offering of its securities on Form S-3 (or any successor form similar thereto), the Company may elect to cause the Operating Partnership to redeem such common units with the net proceeds from a public or private offering of the number of shares of common stock that would be deliverable in exchange for such common units but for the application of the Excepted Holder Limit and other restrictions on ownership and transfer of the Company’s stock. If the Company elects to fund the redemption of any common units with such an offering, it will allow all Specified Limited Partners the opportunity to include additional common units held by such Specified Limited Partners in such redemption.

Blackstone Margin Loan
HPP BREP V Holdco A LLC (“Borrower”), an affiliate of Blackstone, entered into (i) a Margin Loan Agreement (the “Loan Agreement”) dated as of December 29, 2015 with the lenders party thereto (each, a “Lender” and, collectively, the “Lenders”)

and the administrative agent party thereto and (ii) Pledge and Security Agreements dated as of December 31, 2015, in each case, between one of the Lenders, as secured party, and Borrower, as pledgor (the “Borrower Pledge Agreements”), and certain of Borrower’s affiliates (each, a “Holdco A Guarantor” and collectively, the “Holdco A Guarantors”) each entered into (i) with each Lender, a Pledge and Security Agreement dated as of December 31, 2015 (each, a “Holdco A Guarantor Pledge Agreement” and, collectively with the Borrower Pledge Agreements, the “Pledge Agreements”) and (ii) with the administrative agent and the Lenders, a Guarantee dated as of December 31, 2015 of the Borrower’s obligations under the Loan Agreement (each, a “Holdco A Guarantee” and collectively the “Holdco A Guarantees”). In addition, certain of Borrower’s other affiliates (each, a “Holdco B Guarantor” and collectively, the “Holdco B Guarantors” and, together with the Holdco A Guarantors, the “Guarantors”) each entered into, with the administrative agent and the Lenders, a Guarantee dated as of December 31, 2015 of the Borrower’s obligations under the Loan Agreement (each, a “Holdco B Guarantee” and, collectively with the Holdco A Guarantees, the Loan Agreement, the Pledge Agreements and substantially similar pledge and security agreements entered into since December 31, 2015, the “Loan Documents”). Each of the Borrower, the Holdco A Guarantors and the Holdco B Guarantors is affiliated with Blackstone.
As of December 31, 2015, the Borrower has borrowed an aggregate of $350.0 million under the Loan Agreement. Subject to the satisfaction of certain conditions, the Borrower may borrow up to an additional $150.0 million on or after March 1, 2016. The scheduled maturity date of the loans under the Loan Agreement is December 31, 2017, which may be extended at the election of the Borrower until December 31, 2018. To secure borrowings under the Loan Agreement, the Borrower and the Guarantors have collectively pledged 8,276,945 shares of the Company’s common stock and 52,627,118 common units in the Operating Partnership, as well as their respective rights under the Registration Rights Agreement.

Upon the occurrence of certain events that are customary for this type of loan, the Lenders may exercise their rights to require the Borrower to pre-pay the loan proceeds, post additional collateral, or foreclose on, and dispose of, the pledged shares of the Company’s common stock and pledged common units in the Operating Partnership in accordance with the Loan Documents.

The Company did not independently verify the foregoing disclosure regarding the margin loan. In addition, the Company is not a party to the Loan Documents and has no obligations thereunder, but has delivered an Issuer Agreement to each of the Lenders in which it has, among other things, agreed to certain obligations relating to the pledged shares of the Company’s common stock and pledged common units in the Operating Partnership and, subject to applicable law and stock exchange rules, agreed not to take any actions that are intended to materially hinder or delay the exercise of any remedies with respect to the pledged shares of the Company’s common stock and pledged common units in the Operating Partnership.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

We have operated under our Standards of Business Conduct policy since our IPO in June 2010. As part of our Standards of Business Conduct, our directors and employees are expected to make business decisions and take actions based upon our best interests and not based upon personal relationships or benefits.

Our Board has recognized that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written Amended Policy Regarding Transactions with Related Parties governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), which involves a potential corporate opportunity, or in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	our directors, nominees for director or executive officers;

•	any beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons has a substantial ownership interest or control of such entity.

Directors and executive officers are required to submit to our General Counsel a description of any current or proposed transaction in advance of participating in such transaction. Our General Counsel is responsible for determining whether or not the proposed transaction is subject to our policy. If our General Counsel deems such transaction subject to our policy, she will report such transaction to the Chairperson of the Audit Committee. The Audit Committee is responsible for approving such transactions and in doing so, the Audit Committee may take into account, among other factors it deems appropriate, due inquiries of disinterested senior business leaders, disinterested directors and legal counsel.

INCORPORATION BY REFERENCE

The Compensation Committee Report on Executive Compensation, the Audit Committee Report, reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and any information included on our Web site, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC and Maryland law, we are permitted to use a method of delivery often referred to as “householding.” Householding permits us to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. If we household materials for future meetings, then only one copy of our Annual Report and Proxy Statement will be sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. We will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, or future annual reports and proxy statements, then you may contact our Investor Relations Department by: (a) mail at Hudson Pacific Properties, Inc., Attention: Investor Relations, 11601 Wilshire Blvd., Ninth Floor, Los Angeles, California 90025, (b) telephone at (310) 622-1702, or (c) e-mail at ir@hudsonppi.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

Stockholder Proposals

2016 Annual Meeting Proposals

Our Bylaws provide that nominations of individuals for election as directors and proposals of other business to be considered at an annual meeting of our stockholders may be made only pursuant to our notice of the meeting, by or at the direction of our Board or by a stockholder who was a stockholder of record both at the time the stockholder provides the notice required by our Bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or such other business and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, our Bylaws. We did not receive notice of any nominations or proposals to be made at the Annual Meeting within the time period required by our Bylaws or by Rule 14a-8 under the Exchange Act and our Board does not know of any matters that may properly be presented at the Annual Meeting other than the proposals discussed in this proxy statement and any procedural matters relating to these proposals.

2017 Annual Meeting Proposals

Stockholders who wish to have proposals considered for inclusion in the proxy statement and form of proxy for our 2017 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our General Counsel at the address set forth on the cover page of this proxy statement no later than December 3, 2016. Any proposal should be addressed to our General Counsel and may be included in next year’s proxy materials only if such proposal complies with the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require us to include in our proxy statement or our proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.

In addition, our Bylaws currently require that we be given advance written notice of nominations for election to our Board of Directors and other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). The Corporate Secretary must receive such notice, as well as the information and other materials required by our Bylaws, at our principal executive offices not later than December 2, 2016 and no earlier than November 2, 2016 for matters to be presented at the 2017 annual meeting of our stockholders. However, in the event that the 2017 annual meeting is held before April 18, 2017 or after June 17, 2017, for notice by the stockholder, and the accompanying information and other materials, to be timely it must be received no more than 150 days prior to the date of the 2017 annual meeting and not less than the later of the close of business on the later of (a) the 120th day prior to the date of the 2017 annual meeting or (b) the tenth day following the day on which public announcement of the date of such meeting was first made by the Company.

Other Matters

Our Board of Directors knows of no other matters that may properly be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their discretion. It is important that the proxies be returned promptly and that you be represented. Stockholders are urged to authorize a proxy promptly by either electronically submitting a proxy or voting instruction card over the Internet or by telephone or by delivering to us or your broker a signed and dated proxy card.

By Order of the Board of Directors

Kay L. Tidwell
Executive Vice President, General Counsel and Secretary

Los Angeles, California
April 1, 2016

ANNUAL MEETING OF STOCKHOLDERS OF
HUDSON PACIFIC PROPERTIES, INC.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting to Be Held on Wednesday, May 18, 2016 at 1:00 p.m., Pacific Daylight Time
at 11601 Wilshire Blvd., Ninth Floor, Los Angeles, California 90025

The Notice of Annual Meeting, Proxy Statement, 2015 Annual Report and other SEC filings are available at the investor relations page of our corporate information Web site at http://www.edocumentview.com/HPP.

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

HUDSON PACIFIC PROPERTIES

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Admission Ticket

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to authorize your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 18, 2016.

Vote by Internet

- Go to **www.investorvote.com/HPP**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll-free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch-tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Proxy for the 2016 Annual Meeting of Stockholders

1234 5678 9012 345

▼ IF YOU HAVE NOT AUTHORIZED A PROXY VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A The Board of Directors recommends you vote "FOR" the election of each of the director nominees named below:

1. Election of Directors:

Nominee	For	Against	Abstain
01 - Victor J. Coleman	☐	☐	☐
02 - Theodore R. Antenucci	☐	☐	☐
03 - Frank Cohen	☐	☐	☐
04 - Richard B. Fried	☐	☐	☐
05 - Jonathan M. Glaser	☐	☐	☐
06 - Robert L. Harris	☐	☐	☐
07 - Mark D. Linehan	☐	☐	☐
08 - Robert M. Moran	☐	☐	☐
09 - Michael Nash	☐	☐	☐
10 - Barry A. Porter	☐	☐	☐

The Board of Directors recommends you vote "FOR" Proposal Nos. 2 and 3:

The proxies named on the reverse are authorized to vote and otherwise represent the undersigned in their discretion on any other matter that may properly come before the meeting or any adjournment or postponement thereof and for the election of any other nominee if any of the nominees listed above declines or is unable to serve.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon and date. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

C 1234567890 J N T

1 U P X 2 7 3 7 5 6 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

02BBAB

2016 Annual Meeting Admission Ticket

2016 Annual Meeting of Stockholders of Hudson Pacific Properties, Inc.
Wednesday, May 18, 2016, 1:00 p.m., local time
11601 Wilshire Boulevard, Ninth Floor, Los Angeles, California 90025

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF YOU HAVE NOT AUTHORIZED A PROXY VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HUDSON PACIFIC PROPERTIES, INC.

The stockholder (the "Stockholder") of Hudson Pacific Properties, Inc., a Maryland corporation (the "Company"), executing the reverse of this Proxy hereby appoints Victor J. Coleman and Mark T. Lammas, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held at 11601 Wilshire Boulevard, Ninth Floor, Los Angeles, California 90025, on Wednesday May 18, 2016 at 1:00 p.m., local time, and any adjournment or postponement thereof, to cast on behalf of the Stockholder all votes that the Stockholder is entitled to cast at such meeting and otherwise to represent the Stockholder at the meeting with all powers possessed by the Stockholder if personally present at the meeting. The Stockholder hereby acknowledges receipt of the Notice of 2016 Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the Stockholder will be cast as instructed on the reverse. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the Stockholder will be cast "FOR" each of the nominees for director listed on the reverse of this Proxy and "FOR" proposals two and three. The votes entitled to be cast by the Stockholder will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof or, if any of such listed nominees declines or is unable to serve, for the election of any other nominee.

C Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

+